Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

FORTIVE CORPORATION,

FERN MERGER SUB INC.

and

LANDAUER, INC.

Dated as of September 6, 2017

TABLE OF CONTENTS

ARTICLE I

THE OFFER AND THE MERGER

i

ii

Annex I	Defined Terms
Annex II	Conditions to the Offer
Exhibit A	Form of Agreement to Tender
Exhibit B	Form of Certificate of Incorporation of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER, dated as of September 6, 2017 (this “Agreement”), by and among Fortive Corporation, a Delaware corporation (“Parent”), Fern Merger Sub Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Sub”), and Landauer, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Annex I, and other capitalized terms used in this Agreement are defined in the Sections where such terms first appear.

RECITALS

WHEREAS, the respective boards of directors of Parent, Sub and the Company have each approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase any (subject to the Minimum Tender Condition) and all of the outstanding shares of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”), at a price per Share (as defined below) of $67.25 (such amount, or any other amount per share paid pursuant to the Offer and this Agreement, the “Offer Price”), subject to any required withholding of Taxes, net to the seller thereof in cash, without interest, on the terms and subject to the conditions and limitations set forth in this Agreement;

WHEREAS, immediately following the Offer Closing, upon the terms and subject to the conditions set forth in this Agreement, Sub will be merged with and into the Company (the “Merger” and together with the Offer and the other transactions contemplated by this Agreement, the “Transactions”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding Share, other than Dissenting Shares and Shares owned by Parent, Sub, the Company or any of their respective wholly owned Subsidiaries, will be converted into the right to receive the Offer Price in cash, subject to any required withholding of Taxes, without interest;

WHEREAS, the Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL;

WHEREAS, the board of directors of Parent has determined that this Agreement and the Transactions are advisable and in the best interests of Parent and has approved this Agreement and the Transactions;

WHEREAS, the board of directors of Sub has (a) determined that this Agreement and the Transactions are fair to and in the best interests of Sub and its sole stockholder, (b) approved, adopted and declared advisable this Agreement and the consummation by Sub of the Transactions and (c) on the terms and subject to the conditions set forth in this Agreement, resolved to recommend that the sole stockholder of Sub adopt this Agreement;

WHEREAS, the sole stockholder of Sub shall adopt this Agreement immediately following the execution of this Agreement;

WHEREAS, the board of directors of the Company has unanimously (a) determined that the Transactions are fair to and in the best interests of the Company and its stockholders, (b) approved, adopted and declared advisable this Agreement and the consummation by the Company of the Transactions, (c) resolved that the Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL, and (d) on the terms and subject to the conditions set forth in this Agreement, resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares to Sub in the Offer;

WHEREAS, concurrently with the execution and delivery of this Agreement, a certain stockholder of the Company (the “Identified Stockholder”) entered into an agreement to tender in the form attached hereto as Exhibit A with Parent (the “Tender and Support Agreement”), pursuant to which such Identified Stockholder has agreed to tender all of the Shares owned by such Identified Stockholder in the Offer; and

WHEREAS, each of Parent, Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions set forth in this Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

THE OFFER AND THE MERGER

Section 1.01 The Offer.

(a) Provided that this Agreement has not been terminated pursuant to Section 7.01, as promptly as reasonably practicable (and, in any event, within ten (10) Business Days after the date of this Agreement), Sub shall, and Parent shall cause Sub to, commence, within the meaning of Rule 14d-2 promulgated under the Exchange Act, the Offer. The obligations of Sub to, and of Parent to cause Sub to, accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions set forth in Annex II (as they may be amended in accordance with this Agreement, the “Offer Conditions”), and not any other conditions. The Offer shall initially expire at 11:59 p.m. (New York City time) on the date that is twenty (20) Business Days following the commencement of the Offer (determined using Rule 14d-1(g)(3) promulgated under the Exchange Act). Sub expressly reserves the right to waive, in whole or in part, any Offer Condition or modify the terms of the Offer; provided, however, that, without the prior written consent of the Company, Sub shall not, and Parent shall not permit Sub to, (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) amend, modify or waive the Minimum Tender Condition, (iv) add to the Offer Conditions or amend, modify or supplement any Offer Condition in any manner adverse to any holder of Company Common Stock, (v) except as expressly provided in this Section 1.01(a), terminate, extend or otherwise amend or modify the expiration date of the Offer (or take any other action that would have the effect of extending the expiration date of the Offer), (vi) change the form of consideration payable in the Offer, (vii) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to any holder of Company Common Stock or (viii) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act. Subject to the parties’ rights to terminate this Agreement pursuant to Article VII and Sub’s right to waive any Offer Condition (other than the Minimum Tender Condition), Sub shall, and Parent shall cause Sub to, (i) extend the Offer on one or more occasions, in consecutive increments of up to five (5) Business Days (or such longer period as the parties may agree) each, if, at any then-scheduled expiration of the Offer, any Offer Condition shall not have been satisfied or waived, until such time as each such condition shall have been satisfied or waived and (ii) extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer; provided, however, that Sub shall not be required to, and without the Company’s prior written consent shall not, extend the Offer beyond the Outside Date or the date of a valid termination of this Agreement in accordance with its terms. Upon the terms and subject to the conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, (x) immediately following any then-scheduled expiration of the Offer (if each Offer Condition shall have been satisfied or, if permitted by this Agreement, waived at such time) irrevocably accept for payment all Shares that Sub becomes obligated to purchase pursuant to the Offer (provided, that, for the avoidance of doubt, if the date of such expiration is the Outside Date, such acceptance shall occur on the Outside Date) (such acceptance, the “Offer Closing”) and (y) following such acceptance, and no later than as soon as practicable on the Business Day that immediately follows the date on which the Offer expired, pay for all such Shares. The date and time at which the Offer Closing occurs is referred to in this Agreement as the “Acceptance Time.” The Offer may not be terminated prior to its expiration date (as such expiration date may be extended and re-extended in accordance with this Section 1.01(a)), unless this Agreement is validly terminated in accordance with Section 7.01. If this Agreement is terminated pursuant to Section 7.01, then Sub shall promptly (and, in any event, within twenty-four (24) hours of such termination), irrevocably and unconditionally terminate the Offer. If the Offer is terminated or withdrawn by Sub, or this Agreement is terminated in accordance with Section 7.01, Sub shall promptly return, and shall cause any depository acting on behalf of Sub to return, all tendered Shares to the registered holders thereof.

(b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC, in accordance with Rule 14d-3 promulgated under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, the “Schedule TO”), which shall include, as exhibits, an offer to purchase and a related letter of transmittal, a summary advertisement and other ancillary Offer documents pursuant to which the Offer will be made (such Schedule TO and the documents attached as exhibits thereto, together with any amendments or supplements thereto, the “Offer Documents”), and cause the Offer Documents to be disseminated to the holders of Shares as, and to the extent, required by applicable federal securities Law. The Company shall promptly furnish to Parent and Sub all information concerning the Company that is required by the Exchange Act to be set forth in the Offer Documents or as otherwise reasonably requested by Parent. Prior to the filing of the Offer Documents (or any amendment or supplement thereto) or the dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, Parent and Sub shall provide the Company a reasonable opportunity to review and to propose comments on such document or response and Parent and

Sub shall give reasonable consideration to any comments provided by the Company. Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities Laws. Parent and Sub shall promptly notify the Company upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Offer Documents, and shall provide the Company with copies of all correspondence between Parent, Sub and their respective representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand (and shall orally describe any oral comments). Parent and Sub shall use their respective reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Offer Documents.

(c) Parent shall provide, or cause to be provided to Sub, on a timely basis, all of the funds necessary to purchase any Shares that Sub becomes obligated to purchase pursuant to the Offer; provided, that in no way shall this Section 1.01(c) reduce, offset or limit the obligations of Parent pursuant to Section 2.02(a).

(d) Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the number of outstanding Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Offer Price shall be appropriately adjusted to provide the holders of Shares tendered in the Offer the same economic effect as contemplated by this Agreement prior to such event.

Section 1.02 Company Actions.

(a) Subject to Section 5.03, the Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated hereby. The Company has not been advised that any of its directors or named executive officers (as that term is defined in Item 402 of Regulation S-K of the Securities Act) who are executive officers of the Company as of the date hereof who own Shares do not intend to tender such Shares pursuant to the Offer. The Company agrees that no Shares held by the Company or any Company Subsidiaries (other than Shares held on behalf of third parties) will be tendered pursuant to the Offer.

(b) On the date the initial Offer Documents are filed with the SEC or as soon as practicable (but in any event within one Business Day) thereafter, the Company shall, in a manner that complies with Rule 14d-9 promulgated under the Exchange Act, file with the SEC a Tender Offer Solicitation/ Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”), which shall, subject to the provisions of Section 5.03: reflect the terms and conditions of this Agreement, describe and make the Company Recommendation with respect to the Offer (provided that there has not been a Change of Company Recommendation in accordance with

Section 5.03) and include the notice of appraisal rights in the Merger to the holders of Shares required by Section 262 of the DGCL. The Company shall set the record date for the Company’s stockholders to receive such notice of appraisal as the same date as the Stockholder List Date and shall disseminate the Schedule 14D-9 including such notice of appraisal to the Company’s stockholders to the extent required by Section 262 of the DGCL. The Company and Parent shall cooperate to cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Shares. Parent and Sub shall promptly furnish to the Company all information concerning Parent and Sub that is required by the Exchange Act to be set forth in the Schedule 14D-9 or as otherwise reasonably requested by the Company. Prior to the filing of the Schedule 14D-9 (or any amendment or supplement thereto) or the dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response and the Company shall give reasonable consideration to any comments provided by Parent. Each of the Company, Parent and Sub shall promptly correct any information provided by it for use in the Schedule 14D-9, if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities Laws. The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Schedule 14D-9, and shall provide Parent with copies of all correspondence between the Company and the Company Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand (and shall orally describe any oral comments). The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Schedule 14D-9. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the board of directors of the Company contained in the Schedule 14D-9.

(c) In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Sub promptly (and in any event within five (5) Business Days after the date of execution of this Agreement by all parties) with mailing labels containing the names and addresses of the record holders of Shares as of the most recent practicable date, together, to the extent reasonably available, with copies of lists of stockholders, security position listings and computer files in the Company’s possession or control regarding the beneficial owners of Shares, and shall furnish to Sub such information (including, to the extent reasonably available, updated lists of record holders and stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the holders of Shares. The date of the list used to determine the persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated is referred to as the “Stockholder List Date.” Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent and Sub shall keep confidential and not disclose such information, including the information contained in any such labels, lists, listings and files, in each case as required by the Confidentiality Agreement, shall use such information only (and shall not disclose any such information except) in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy all copies of such information then in their possession or control in accordance with the Confidentiality Agreement.

Section 1.03 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Sub shall be merged with and into the Company, whereupon the separate existence of Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub and the Company in accordance with Section 259 of the DGCL. The Merger shall be effected pursuant to Section 251(h) of the DGCL without a vote of the stockholders of the Company.

Section 1.04 Closing. The closing of the Merger (the “Closing”) will take place at the offices of Sidley Austin LLP, One South Dearborn, Chicago, Illinois 60603, or at another place agreed to in writing by the parties, on the first Business Day following the date of and as soon as practicable following the Acceptance Time, provided that if the conditions set forth in Article VI shall not be satisfied or waived in accordance with this Agreement by such date, the Closing shall occur on the first Business Day on which the conditions set forth in Article VI shall be satisfied or waived in accordance with this Agreement. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.05 Effective Time. Concurrently with the Closing, the Company shall file a certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the applicable provisions of the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other date and time as is agreed between the parties and specified in the Certificate of Merger (such date and time, the “Effective Time”).

Section 1.06 Organizational Documents, Directors and Officers of the Surviving Corporation.

(a) Organizational Documents. At the Effective Time (i) the Company Charter, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as set forth in Exhibit B, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation, and (ii) the Company Bylaws shall be amended and restated in their entirety to read as the bylaws of Sub, as in effect immediately prior to the Effective Time, and as so amended and restated, shall be the bylaws of the Surviving Corporation (except that references to the name of Sub shall be replaced by references to the name of the Surviving Corporation), in each case until thereafter amended in accordance with applicable Law and the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation.

(b) Directors. Subject to applicable Law, the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(c) Officers. From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.01 Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of any capital stock of the Company or Sub:

(i) Conversion of Company Common Stock. Each share of Company Common Stock, including Restricted Stock and Performance-Based Restricted Stock, (each, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled in accordance with Section 2.01(a)(ii) and other than Dissenting Shares, shall automatically be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”), and all of such Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate representing a Share (a “Certificate”) or non-certificated Share represented by book-entry (“Book-Entry Shares”) that formerly represented any of the Shares (other than Shares to be cancelled in accordance with Section 2.01(a)(ii) and other than Dissenting Shares) shall thereafter be cancelled and cease to have any rights with respect thereto, except the right to receive the Merger Consideration without interest thereon, subject to Section 2.05.

(ii) Cancellation of Company-Owned Shares and Parent-Owned Shares. All Shares that are held in the treasury of the Company and all Shares owned of record by Parent, Sub or any of their respective wholly owned Subsidiaries shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(iii) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Merger Consideration Adjustment. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the number of outstanding Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Offer Price and the Merger Consideration shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

Section 2.02 Exchange of Certificates; Payment for Shares.

(a) Paying Agent. Prior to the Acceptance Time, Parent shall designate American Stock Transfer & Trust Company, LLC or another U.S.-based nationally recognized financial institution reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the funds to which such holders shall become entitled pursuant to this Agreement and, without limiting the generality of Section 1.01(c) or Section 5.02(b), deposit with the Paying Agent, in immediately available funds, a cash amount equal to the sum of the Aggregate Offer Consideration plus the Aggregate Common Stock Consideration (the “Exchange Fund”). The Exchange Fund shall be held in trust by the Paying Agent for the benefit of the holders of Shares that Sub becomes obligated to purchase pursuant to the Offer and for the benefit of the holders of Shares that are entitled to receive the Merger Consideration. In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 1.01(a) and this Section 2.02, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount sufficient to make such payments. Funds made available to the Paying Agent shall be invested by the Paying Agent, as directed by Parent, in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America with maturities of no more than thirty (30) days or in commercial paper obligations rated A-1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, pending payment thereof by the Paying Agent to the holders of Shares pursuant to Section 1.01(a) and this Section 2.02; provided, that no investment of such deposited funds shall relieve Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by Section 1.01(a) and this Article II, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent, to be held in trust by the Paying Agent for the benefit of the holders of Shares, in the amount of such losses, which additional funds will be held and disbursed in the same manner as funds initially deposited with the Paying Agent to make the payments contemplated by Section 1.01(a) and this Section 2.02. Any interest or income produced by such investments will be payable to Sub or Parent, as Parent directs. Parent shall direct the Paying Agent to hold the Exchange Fund for the benefit of the former holders of Shares and to make payments from the Exchange Fund in accordance with Section 1.01(a) and this Section 2.02. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 1.01(a) and this Section 2.02, except as expressly provided for in this Agreement.

(b) Procedures for Surrender. As promptly as practicable after the Effective Time and in any event not later than the third (3rd) Business Day thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate whose Shares were converted into the right to receive the Merger Consideration pursuant to this Agreement: (i) a letter of transmittal in customary form, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e)) to the Paying Agent), and shall otherwise be in such form and have such other provisions as Parent may reasonably specify, subject to the reasonable consent of the Company; and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e)) for cancellation to the Paying Agent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificate, the holder of such Certificate shall be entitled to receive in exchange therefor the portion of the Aggregate Common Stock Consideration into which the Shares formerly represented by such Certificate were converted pursuant to Section 2.01(a)(i) (less any required Tax withholdings as provided in Section 2.05), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made and

Merger Consideration may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the person requesting such payment shall pay to the Paying Agent any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate so surrendered or shall establish to the reasonable satisfaction of Parent and the Paying Agent that such Taxes either have been paid or are not required to be paid. Each registered holder of one or more Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration shall, without further action (except, in the case of Shares held via a depository, upon receipt by the Paying Agent of any customary transmission or materials required by the Paying Agent), be entitled to receive the Merger Consideration, and Parent shall cause the Paying Agent to pay and deliver, promptly following the Effective Time (but in no event more than two (2) Business Days thereafter), payment of the Merger Consideration with respect to Book-Entry Shares (less any required Tax withholdings as provided in Section 2.05) to be made to the person in whose name such Book-Entry Shares are registered. No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e)) or in respect of any Book- Entry Share.

(c) Transfer Books; No Further Ownership Rights in Shares. As of the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Shares on the records of the Company. The Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to any Shares. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; Abandoned Property; No Liability. At any time following the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) not disbursed to holders of Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Shares and compliance with the procedures set forth in Section 2.02(b), without interest. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to the Paying Agent and Parent) of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent or the Surviving Corporation, as applicable, shall issue in exchange for such lost, stolen or destroyed Certificate the portion of the Aggregate

Common Stock Consideration into which the Shares formerly represented by such Certificate were converted pursuant to Section 2.01(a)(i); provided, however, that the owner of such lost, stolen or destroyed Certificate may be required, as a condition precedent to the payment of such Merger Consideration, to provide a bond in a customary amount if so required by the policies and procedures of the Paying Agent.

Section 2.03 Treatment of Restricted Stock, Performance-Based Restricted Stock and Equity Plans.

(a) Treatment of Restricted Stock. Prior to the Effective Time, the Company’s board of directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions to provide that, immediately prior to the Effective Time, each outstanding award of Shares subject to forfeiture restrictions or other restrictions (such stock that is not Performance-Based Restricted Stock, “Restricted Stock”) granted pursuant to a Company Stock Plan shall vest in full and all restrictions (including forfeiture restrictions) otherwise applicable to such vested Shares shall lapse.

(b) Treatment of Performance-Based Restricted Stock. Prior to the Effective Time, the Company’s board of directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions to provide that, immediately prior to the Effective Time, each outstanding award of Shares subject to forfeiture restrictions or other restrictions that are performance-based (“Performance-Based Restricted Stock”) and granted pursuant to a Company Stock Plan shall be vested assuming all applicable performance measures are satisfied at target levels and all restrictions (including forfeiture restrictions) otherwise applicable to such vested Shares shall lapse and any Shares not vested pursuant to the foregoing shall be cancelled and forfeited. Notwithstanding the foregoing, with respect to any Performance-Based Restricted Stock for which the applicable performance cycle has ended prior to the Effective Time but with respect to which a determination with respect to the actual achievement of performance measures has not been made as of the Effective Time, no later than immediately prior to the Closing, the compensation committee of the Company’s board of directors shall make a determination of the actual achievement of performance measures applicable to such Performance-Based Restricted Stock in good faith using all applicable data which is reasonably available to the compensation committee of the Company’s board of directors at such time and, in each case, in accordance with past practice, shall determine the degree to which such Performance-Based Restricted Stock shall be vested and all restrictions (including forfeiture restrictions) otherwise applicable to such vested Shares shall lapse and any Shares not vested pursuant to the foregoing shall be cancelled and forfeited; provided, however, that any such Performance-Based Restricted Stock shall in no event vest at greater than target levels.

(c) Termination of Company Stock Plans. As of the Effective Time, all Company Stock Plans shall terminate, and no further Restricted Stock, Performance-Based Restricted Stock or other rights with respect to Shares shall be granted thereunder.

(d) Prior to the Effective Time, the Company shall use reasonable efforts to have taken (or cause the Company Board to use reasonable efforts to have been taken, as the case may be) such actions as may be necessary to effect the transactions contemplated by this Section 2.03.

(e) Parent Funding. Parent shall cause the Surviving Corporation to make the payments required under this Section 2.03 as promptly as practicable after the Effective Time, or at such later time as necessary to avoid a violation and/or adverse tax consequences under Section 409A of the Code.

Section 2.04 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a person (a “Dissenting Stockholder”) who is entitled to appraisal rights under Section 262 of the DGCL and has complied with all the provisions of the DGCL concerning the right of holders of Shares to require appraisal of such Shares (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as described in Section 2.01(a)(i), but shall become the right to receive the fair value of such Shares pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder withdraws such Dissenting Stockholder’s demand for appraisal or fails to perfect or otherwise loses such Dissenting Stockholder’s right of appraisal with respect to such Shares, in any case pursuant to the DGCL, such Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration for each such Share, without interest and subject to Section 2.05. The Company shall give Parent prompt notice of any demands for appraisal of Shares received by the Company, withdrawals of such demands and any other instruments served on the Company pursuant to Section 262 of the DGCL. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.05 Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the amounts otherwise payable pursuant to this Agreement, including in respect of the Shares vested or cancelled in the Merger, such amounts as are required to be deducted and withheld with respect to the making of such payment, or the vesting, waiver of restrictions or other actions provided for in this Agreement, under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts (a) shall be remitted by the Surviving Corporation, Parent or the Paying Agent, as applicable, to the applicable Governmental Entity, and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents filed or furnished prior to the date of this Agreement, other than disclosures in the “Risk Factors” sections of any such filings and any disclosure of risks included in any “forward-looking statements” disclaimer contained in any such filings; provided that the Company SEC Documents shall in no event qualify the representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.20 or Section 3.22, or (b) as disclosed in the separate disclosure letter that has been delivered by the Company to Parent prior to the execution of this Agreement, including the documents attached to or incorporated by reference in such disclosure letter (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Sub as follows:

Section 3.01 Organization and Qualification; Subsidiaries.

(a) The Company and each Company Subsidiary is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. The Company and each Company Subsidiary has requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available to Parent true and complete copies of (i) the Certificate of Incorporation of the Company (the “Company Charter”) and (ii) the Amended and Restated Bylaws of the Company (the “Company Bylaws”), each as in effect as of the date hereof. Each of the Company Charter and the Company Bylaws is in full force and effect, and the Company is not in violation of any of the provisions of such documents.

(c) The Company has made available to Parent true and complete copies of the equivalent governing documents of each Company Subsidiary (the “Subsidiary Organizational Documents”) and each other Joint Venture Entity (the “JV Organizational Documents”), each as in effect as of the date hereof. Each of the Subsidiary Organizational Documents is in full force and effect, and the applicable Company Subsidiary is not in violation of any of the provisions of such documents. As of the date of this Agreement, each of the JV Organizational Documents is in full force and effect, and the applicable Joint Venture Entity is, to the knowledge of the Company, not in violation of any of the provisions of such documents.

Section 3.02 Capitalization.

(a) The authorized capital stock of the Company consists of 20,000,000 Shares and 1,000,000 shares of the Company’s preferred stock, par value $0.10 per share (“Company Preferred Stock”). As of the close of business on September 1, 2017 (the “Specified Date”), (i) 9,810,109 Shares were issued and outstanding (including 52,986 shares of Restricted Stock and 171,529 shares of Performance-Based Restricted Stock, assuming achievement of all applicable performance conditions at target levels), all of which were duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) no Shares were held in treasury, and (iv) except as set forth in Section 3.02(b), there were no other issued, outstanding or granted shares of capital stock or other equity securities of the Company.

(b) As of the close of business on the Specified Date, the Company had no Shares or Company Preferred Stock reserved for issuance, except for 581,261 Shares reserved for issuance pursuant to the Company Stock Plans.

(c) Section 3.02(c) of the Company Disclosure Letter contains a correct and complete list as of the Specified Date of (i) all outstanding Restricted Stock and Performance-Based Restricted Stock; (ii) for each such award (as applicable) the holder thereof (the specific identity of whom may be redacted to the extent required by applicable Law); (iii) the number of Shares subject to such award (assuming the satisfaction of all applicable performance-based vesting conditions at target performance); (iv) the applicable Company Stock Plan pursuant to which such award was granted; and (v) the grant date of such award.

(d)

(i) As of the date of this Agreement, except as set forth in Section 3.02(b) above or Section 3.02(c) or Section 3.02(d)(i) of the Company Disclosure Letter, there are no outstanding or existing (i) options, warrants, calls, pre-emptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character to which the Company is a party obligating the Company to issue, transfer or sell any shares of capital stock or other equity interest in the Company or securities convertible into or exchangeable for such shares or equity interests relating to or based on the value of the equity securities of the Company, (ii) contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of, or other equity securities of the Company (the options, warrants, calls, pre-emptive rights, subscriptions or other rights, securities, agreements or commitments described in the foregoing clauses, (i) and (ii) (irrespective of whether of the Company or another Person), together with shares of capital stock, membership interests, partnership interests, or other equity securities, “Equity Interests”), (iii) obligations of the Company to repurchase, redeem or otherwise acquire any capital stock or equity securities of the Company, or (iv) voting trusts, stockholders agreements, proxies or similar agreements or binding arrangements to which the Company is a party or by which the Company is bound with respect to the voting or transfer of any Equity Interests of the Company. Since the close of business on the Specified Date through the date of this Agreement, the Company has not issued or granted any Shares or other Equity Interests of the Company. All of the outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights, purchase options, call rights, rights of first refusal or similar rights.

(ii) As of the date of this Agreement, except as set forth in Section 3.02(d)(ii) of the Company Disclosure Letter, there are no outstanding or existing (A) Equity Interests of any Company Subsidiary, (B) obligations of any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or equity securities of such Company Subsidiary or (C) voting trusts, stockholders agreements, proxies or similar agreements or arrangements to which any Company Subsidiary is a party or by which any Company Subsidiary is bound with respect to the voting or transfer of any Equity Interests of such Company Subsidiary.

(iii) As of the date of this Agreement, except as set forth in Section 3.02(d)(iii) of the Company Disclosure Letter, there are no outstanding or existing (A) Equity Interests of any Joint Venture Entity (other than any Company Subsidiary), (B) obligations of any of such Joint Venture Entities to repurchase, redeem or otherwise acquire any capital stock or equity securities of such Joint Venture Entity or (C) voting trusts, stockholders agreements, proxies or similar agreements or arrangements to which any such Joint Venture Entity is a party or by which any such Joint Venture Entity is bound with respect to the voting or transfer of any Equity Interests of such Joint Venture Entity.

(e)

(i) There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of the Company may vote.

(ii) As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other Indebtedness of any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which equity holders of such Company Subsidiary may vote.

(iii) As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other Indebtedness of any Joint Venture Entity (other than any Company Subsidiary) having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which equity holders of such Joint Venture Entity may vote.

(f) Except as set forth in Section 3.02(f) of the Company Disclosure Letter, the Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity securities of each of the Company Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws or applicable foreign Laws), and all of such outstanding shares of capital stock or other equity securities so owned have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights (other than statutory pre-emptive rights), purchase options, call rights, rights of first refusal or similar rights. As of the date of this Agreement, there are no accrued and unpaid dividends with respect to any outstanding Shares. Except for obligations arising under the securities laws or this Agreement, there are no outstanding obligations to which the Company or any Company Subsidiary is a party (i) restricting the transfer of any Equity Interests of any Company Subsidiary owned by the Company or any Company Subsidiary or (ii) limiting the exercise of voting rights with respect to any Equity Interests of any Company Subsidiary owned by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiaries has adopted a stockholder rights agreement, rights plan, “poison pill” or other similar agreement that is currently in effect.

(g) Other than with respect to the Company Subsidiaries, except as set forth in Section 3.02(g) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary owns, or holds the right to acquire, any equity securities, or voting interests (including any voting debt) of, or securities exchangeable or exercisable therefor, or investments in any other person, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any third person other than a Company Subsidiary, except for passive holdings representing less than 1% of the outstanding voting securities of publicly traded entities and that are held for investment purposes. No Company Subsidiary owns any Shares.

(h) Neither the Company nor any of the Company Subsidiaries or any of the other Joint Venture Entities owes any Indebtedness for borrowed money to a Company Related Party, or has received a guarantee from, or had its debt or other obligations assumed by, a Company Related Party; and none of the Company Related Parties has guaranteed or assumed any debt or other obligation incurred by the Company, any Company Subsidiary or any other Joint Venture Entity (any such Indebtedness, guarantee or assumption, a “Related Party Financing”).

(i) Section 3.02(i) of the Company Disclosure Letter sets forth, as of the date hereof, all outstanding Indebtedness for borrowed money of the Company, the Company Subsidiaries and the other Joint Venture Entities.

Section 3.03 Authority.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and subject to the satisfaction of the conditions of Section 251(h) of the DGCL, to consummate the Transactions. Assuming that the conditions of Section 251(h) of the DGCL have been satisfied, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, have been duly authorized by all necessary corporate action on the part of the Company’s board of directors and, other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no additional corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Transactions. This Agreement has been duly executed and delivered by the Company and (assuming the due authorization, execution and delivery of this Agreement by Parent and Sub and assuming the accuracy of the representations and warranties contained in Section 4.06(b) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general application, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Company’s board of directors has (i) approved, adopted and declared advisable this Agreement and the consummation by the Company of the Transactions, (ii) approved the execution, delivery and performance of this Agreement and the consummation by the Company of the Transactions, (iii) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and its stockholders, (iv) resolved that the Merger shall be governed by and effected pursuant to Section 251(h) of the DGCL, (v) recommended that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer on the terms and subject to the conditions set forth in this Agreement and (vi) consented to the Identified Stockholder entering into the Tender and Support Agreement, in each case, by resolutions duly unanimously adopted at a duly called and held meeting of the Company’s board of directors, which resolutions, subject to Section 5.03, have not been subsequently rescinded, withdrawn or modified in a manner adverse to Parent.

Section 3.04 No Conflict; Required Filings and Consents.

(a) Assuming the accuracy of the representations and warranties contained in Section 4.06(b), none of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions will: (i) conflict with or violate any provision of the Company Charter or Company Bylaws; (ii) assuming the satisfaction of the conditions of Section 251(h) of the DGCL and assuming that all consents, approvals and authorizations described in Section 3.04(b) have been obtained and all filings and notifications described in Section 3.04(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to, any Company Material Contract or Material Lease to which the Company or any Company Subsidiary is a party (or by which any of their respective properties or assets are bound) or any Company Permit, except, with respect to clauses (ii) and (iii) for (A) any such consents, approvals and authorizations, the failure to obtain which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (B) any such conflicts, violations, breaches, losses, defaults, terminations, rights of termination, vesting, amendment, acceleration or cancellation or Liens that would not, individually or in the aggregate, (x) reasonably be expected to have a Company Material Adverse Effect or (y) together with all Effects, prevents or would reasonably be expected to prevent the Company from consummating the Transactions on or prior to the Outside Date.

(b) None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties or assets, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of a premerger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under the HSR Act or any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, “Antitrust Laws”), (iii) compliance with the applicable requirements of the Exchange Act, (iv) filings as may be required under the rules and regulations of the NYSE, (v) such consents, approvals, authorizations, permits, filings, registrations or notifications as may be required solely as a result of the identity of Parent or any of its affiliates and (vi) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, (x) reasonably be expected to have a Company Material Adverse Effect or (y) together with all Effects, prevents or would reasonably be expected to prevent the Company from consummating the Transactions on or prior to the Outside Date.

Section 3.05 Permits; Compliance with Laws.

(a) The Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, registrations, listings, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity (each, a “Permit”) necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the “Company Permits”), and all such Company Permits are in full force and effect, except where the failure to possess, or the failure to be in full force and effect of, any Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Since September 30, 2014, the Company and each of the Company Subsidiaries have been in compliance with all Laws applicable to the Company, the Company Subsidiaries and their respective businesses and activities, except for such non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no investigation by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or threatened, except for such investigations the outcomes of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Since September 30, 2014, to the knowledge of the Company, neither the Company nor any Company Subsidiaries has received any notice or other material communication from the United States Food and Drug Administration (“FDA”), or any other Governmental Entity having jurisdiction over the Company or any Company Subsidiary, in each case, alleging a violation of any Laws applicable to the design, development, testing, manufacture, packaging, handling, distribution, marketing or sale of its products or services, including any failure to maintain systems and programs adequate to ensure compliance with any Laws related to product quality, including the FDA’s current good manufacturing practice requirements for medical devices, as set forth in the Quality System Regulation at 21 C.F.R. Part 820, except where such violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since September 30, 2014, the Company and each of the Company Subsidiaries has made each required filing with the FDA or Governmental Entity having jurisdiction over the manufacture, sale or distribution of Company products, and each such filing is valid and in full force and effect, except where the failure to have made such a filing, or to maintain such filing as valid and in full force and effect, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) Neither the Company nor any Company Subsidiary, is debarred, or to the knowledge of the Company, is under threat of debarment, under the Federal Food, Drug, and Cosmetic Act or other Laws enforced by any Government Entity, or use in any capacity the services of any person or entity so debarred, except where such debarment (or threat thereof) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is excluded, or, to the knowledge of the Company, is under threat of exclusion, from participation in healthcare programs by the Office of Inspector General of the U.S. Department Health and Human Services

or a similar agency or official, or use in any capacity the services of any person or entity who has been so excluded, except where such exclusion (or threat thereof) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) The Company and each of the Company Subsidiaries, and their respective officers, directors, and employees and, to the knowledge of the Company, their respective agents and third-party representatives are, and since September 30, 2014 have been, in compliance in all respects with all Sanctions Laws and Ex-Im Laws, except as would not, individually or in the aggregate, reasonably be expected to adversely affect in any material respect the Company and the Company Subsidiaries (taken together as a whole).

(f) Neither the Company nor any Company Subsidiary, nor any of their respective officers, directors or employees, nor, to the knowledge of the Company, any of their respective agents or third-party representatives (i) has made, authorized, solicited or received any bribe, unlawful rebate, payoff, influence payment, or kickback, (ii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or properties, (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel, or other unlawful expenses, (iv) has violated or is violating in any respect the Anti-Corruption Laws, (v) has, directly or indirectly, made, offered, authorized, facilitated, or promised any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to any governmental official (within the meaning of the FCPA) or any other person in order to obtain an improper advantage, induce the recipient to violate a lawful duty, or for any other improper purpose, except as would not, individually or in the aggregate, reasonably be expected to adversely affect in any material respect the Company and the Company Subsidiaries (taken together as a whole).

(g) Since September 30, 2014, neither the Company nor any Company Subsidiary is, or has been, the subject of any Proceedings by any Governmental Entity regarding any violation or alleged violation under any Anti-Corruption Laws, Sanctions Laws, or Ex-Im Laws, and, to the knowledge of the Company, no such investigation, inquiry or Proceedings are pending or have been threatened, except as would not, individually or in the aggregate, reasonably be expected to adversely affect in any material respect the Company and the Company Subsidiaries (taken together as a whole).

(h) This Section 3.05 does not relate to employee benefit matters, which are the subject of Section 3.12; Tax matters, which are the subject of Section 3.14; Environmental Permits and compliance with Environmental Laws, which are the subject of Section 3.16; or intellectual property matters, which are the subject of Section 3.17.

Section 3.06 Company SEC Documents; Financial Statements. Since September 30, 2014, the Company has timely filed with or furnished to (as applicable) the SEC all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents and any other documents filed or furnished by the Company with the SEC, as have been supplemented, modified or amended since the time of filing and prior to the date of this Agreement, collectively, the “Company SEC

Documents”). As of their respective filing dates or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be, in each case as in effect on the date each such document was filed with or furnished to the SEC. None of the Company Subsidiaries is currently required to file periodic reports with the SEC. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the reports filed by the Company with the SEC. To the knowledge of the Company, as of the date of this Agreement, none of the Company SEC Documents is the subject of any ongoing review by the SEC. Since September 30, 2014, the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of the NYSE. The audited consolidated financial statements and unaudited consolidated interim financial statements (including, in each case, any notes thereto) of the Company and the consolidated Company Subsidiaries included in or incorporated by reference into the Company SEC Documents (collectively, the “Company Financial Statements”) (x) were, except as may be indicated in the notes thereto, prepared in accordance with GAAP (as in effect in the United States on the date of such Company Financial Statement) applied on a consistent basis during the periods involved and (y) present fairly, in all material respects, the financial position of the Company and the consolidated Company Subsidiaries and the results of their operations and their cash flows as of the dates and for the periods referred to therein (except, in the case of interim financial statements, for normal year-end adjustments that were not, are not and will not be material in amount or effect). There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

Section 3.07 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of the Company Subsidiaries expressly for inclusion or incorporation by reference in any of the Offer Documents or the Schedule 14D-9 (the Offer Documents and the Schedule 14D-9, collectively, the “SEC Transaction Documents”) will, at the time such SEC Transaction Document is filed with the SEC, at any time such SEC Transaction Document is amended or supplemented or at the time such SEC Transaction Document is first published, sent or given to the holders of Shares, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, insofar as it relates to the Company or the Company Subsidiaries or other information supplied by the Company expressly for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the SEC Transaction Documents based on information supplied by Parent or Sub or any of their representatives specifically for inclusion (or incorporation by reference) therein.

Section 3.08 Internal Controls and Disclosure Controls. The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) intended to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries. The Company has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) intended to provide reasonable assurance that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure.

Section 3.09 Absence of Certain Changes.

(a) From September 30, 2016 through the date of this Agreement, the businesses of the Company and the Company Subsidiaries have been conducted in the ordinary course of business consistent with past practice in all material respects and during such period, neither the Company nor any Company Subsidiaries has taken any action which, if taken after the date of this Agreement, would require the consent of Parent pursuant to Section 5.01 (other than clauses (b), (h), (j), (l) or (o) thereof).

(b) Since September 30, 2016, there have not been any Effects that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.10 Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has, or is subject to, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities and obligations (a) disclosed, reserved against or provided for in the audited consolidated balance sheet of the Company as of September 30, 2016 or in the notes thereto, (b) incurred in the ordinary course of business consistent with past practice since September 30, 2016, (c) incurred under this Agreement or incurred in connection with the Transactions or (d) that otherwise would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.11 Litigation. Since September 30, 2014, there has been no, suit, claim, action, proceeding or arbitration (collectively, “Proceeding”) (other than Proceedings referred to in the last sentence of this Section 3.11 that arise after the execution and delivery of this Agreement) to which the Company or any Company Subsidiary is (or was) a party pending or, to the knowledge of the Company, threatened that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, judgment or decree of any Governmental Entity or arbitrator unrelated to this Agreement that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, there is no Proceeding to which the Company or any Company Subsidiary is a party pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other Transactions.

Section 3.12 Employee Benefits.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Benefit Plan, other than any Company Benefit Plan that (i) is required to be maintained by applicable Law or (ii) subject to the Laws of a jurisdiction outside of the United States and in which less than fifty participants participate. For purposes of this Agreement, “Company Benefit Plan” means any material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”),“employee pension benefit plan” as defined in Section 3(2) of ERISA (whether or not subject to ERISA) and each other material employee benefit plan, policy, program or arrangement, in each case, maintained by the Company or any Company Subsidiary.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan has been administered in substantial compliance with its terms and all applicable Laws, including ERISA and the Code and (ii) there are no material Proceedings (other than for routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan.

(c) Each Company Benefit Plan and related trust which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service as to its qualified status or is the subject of an opinion letter for a prototype or volume submitter plan. To the knowledge of the Company, no condition exists, whether by action or failure to act, that could reasonably be expected to adversely affect the qualified status of any Company Benefit Plan.

(d) Section 3.12(d) of the Company Disclosure Letter lists each Company Benefit Plan that provides health benefits after retirement or other termination of employment, other than (i) as required by Law, (ii) coverage or benefits the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee) or (iii) coverage or benefits provided for a period of not more than eighteen (18) months following termination of employment or during any period during which the former employee is receiving severance pay.

(e) At no time during the six (6)-year period prior to the date of this Agreement has the Company, any Company Subsidiary or any of their respective ERISA Affiliates maintained, contributed to or had any obligations or liabilities under any employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code or any multiemployer pension plan (as defined in Section 4001(a)(3) of ERISA).

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan that is required to be registered under the Laws of a jurisdiction outside the United States has been registered and has been maintained in good standing with the appropriate regulatory authorities.

(g) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been in operational and documentary compliance in all material respects with such section. No corrections of violations of Section 409A of the Code have occurred or are required.

(h) There are no contracts or arrangements providing for payments or benefits that could subject any person to liability for Tax under Section 4999 of the Code or cause the loss of a deduction to the Company or any Company Subsidiary under Section 280G of the Code.

Section 3.13 Labor.

(a) Since September 30, 2014, there has been, no (i) actual or, to the knowledge of the Company, threatened strikes, work stoppages, lockouts, material grievances, or other material labor disputes with respect to the Company or any Company Subsidiary, or (ii) to the knowledge of the Company, employee or union organizing activity with respect to employees of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with any labor union, works council, or other labor organization. With respect to the Transactions, the Company and each Company Subsidiary has satisfied in all material respects all notice, consultation, consent, and bargaining obligations it owes to its employees and its employees’ representatives under applicable Law or labor Contract.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since September 30, 2014, the Company and the Company Subsidiaries have complied with all applicable Laws relating to labor and employment, including with respect to wages, hours, collective bargaining, employee and worker classification, pay equity, employee privacy, unemployment insurance, worker’s compensation, anti-discrimination and equal employment opportunity, immigration, age and disability discrimination, occupational safety and health and immigration control and with all employment agreements, independent contractor agreements, and other individual service providing agreements. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Company and the Company Subsidiaries have paid all wages, salaries, wage premiums, commissions, bonuses, fees, and other compensation which have come due and payable to their current and former employees and independent contractors under applicable Law, Contract or Company policy; and (ii) each individual who is providing or within the past three (3) years has provided services to the Company or the Company Subsidiaries and is or was classified and treated by the Company or the Company Subsidiaries as an independent contractor, consultant, or other non-employee service provider is or was (as applicable) properly so classified and treated for all purposes.

(c) Each employee of the Company and the Company Subsidiaries working in a country other than the one of which such employee is a national has a valid work permit, certificate of sponsorship, visa, or other right under applicable Law that permits him or her to be employed lawfully by the Company or the Company Subsidiaries in the country in which he or she is so employed, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.14 Tax Matters.

(a) The Company and each Company Subsidiary have timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by the Company and each Company Subsidiary and have paid all Taxes required to be paid by them including those Taxes that are shown as due on such filed Tax Returns, subject in each case to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All Taxes which the Company or any Company Subsidiary has been required by Law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Entity; subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) No deficiency with respect to Taxes has been claimed, proposed or assessed in writing against the Company or any Company Subsidiary which (i) individually or in the aggregate with all other such deficiencies, would reasonably constitute a Company Material Adverse Effect if required to be paid by the Company or such Company Subsidiary and (ii) has not been fully paid, otherwise finally resolved or adequately reserved in the Company Financial Statements.

(c) Since September 30, 2014, neither the Company nor any Company Subsidiary constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, other than Permitted Liens, there are no Liens with respect to any Taxes on the assets of the Company or any Company Subsidiary.

(e) Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary (i) is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than any such group of which the Company or a Company Subsidiary is the common parent) or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), by operation of law, as a transferee or successor, or by contract (other than customary commercial or financial arrangements entered into in the ordinary course of business the principal subject matter of which is not Taxes).

Section 3.15 Properties.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth the address of each Owned Real Property as of the date of this Agreement. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary has good and marketable indefeasible fee simple title to each Owned Real Property free and clear of all Liens except Permitted Liens. Other than the right of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any material portion thereof or material interest therein. Neither the Company nor any Company Subsidiary has leased or otherwise granted to any person the right to use or occupy any Owned Real Property or any portion thereof which such right is valid and in full force and effect.

(b) Section 3.15(b) of the Company Disclosure Letter sets forth the address of each Leased Real Property, and a true and complete list of all Material Leases (including all amendments, extensions, renewals and guaranties with respect to such Material Leases that affect in any material respect any such Material Lease). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary has a valid leasehold estate in (or a valid and enforceable right to use) each Leased Real Property free and clear of all Liens except for Permitted Liens. Neither the Company or any Company Subsidiary nor, to the knowledge of the Company, any other party to any Material Lease is in breach or default under such Material Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Material Lease where such breach or default, individually or in the aggregate together with other such breaches or defaults, would reasonably be expected to adversely affect in any material respect the Company and the Company Subsidiaries (taken together as a whole). Neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any person the right to use or occupy any Leased Real Property or any portion thereof which such right is valid and in full force and effect.

Section 3.16 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) The Company and each Company Subsidiary is, and since September 30, 2014 has been, in compliance with those Environmental Laws applicable to their respective properties, facilities, and operations (including possessing and complying with any Environmental Permits), and there are no administrative, judicial, or other Proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary related to Environmental Laws, and since September 30, 2014 (or earlier to the extent unresolved), none of the Company or any Company Subsidiary has received any written notice, demand, letter or claim alleging that the Company or any Company Subsidiary is in violation of, or liable under, any Environmental Law; and

(b) Neither the Company nor any Company Subsidiary (nor any other person to the extent directly resulting in liability of the Company or any Company Subsidiary) has: (i) manufactured, sold, marketed, tested, installed, repaired, distributed, treated, stored, disposed of or arranged for the disposal of, transported, handled, released, or exposed any person to, any Hazardous Substance or any product containing any Hazardous Substance, or (ii) received any written notice of, and to the knowledge of the Company there are no and have not been, Hazardous Substances present in, at, on, or under any of the real property currently or formerly owned, leased, or operated by the Company or any Company Subsidiary, either as a result of the operations of the Company or any Company Subsidiary or, to the knowledge of the Company, otherwise, that, in either case of (i) or (ii), would reasonably be expected to result in a liability under Environmental Laws on the part of the Company or any Company Subsidiary.

Section 3.17 Intellectual Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiaries own or have the right to use in the manner currently used all Patents, Trademarks, Copyrights, Internet domain names and Trade Secrets (the “Intellectual Property Rights”) that are material to the business of the Company and the Company Subsidiaries as currently conducted (the “Company Intellectual Property Rights”). All of the Patents, registered Trademarks, registered Copyrights, and applications to register Trademarks and Copyrights listed on Section 3.17(a) of the Company Disclosure Letter are owned by the Company or a Company Subsidiary as of the date of this Agreement. Since September 30, 2014, neither the Company nor any of the Company Subsidiaries has received any written charge, complaint, claim, demand or notice challenging the validity or enforceability of any of the Company Intellectual Property Rights that has not been settled or otherwise fully resolved, except which would not, individually or in the aggregate, reasonably be expected to adversely affect in any material respect the Company and the Company Subsidiaries (taken together as a whole).

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Company’s knowledge, (i) all Patents included in the Company Intellectual Property Rights are pending or issued and all Trademarks included in the Company Intellectual Property Rights are pending or registered, all without challenge of any kind, and (ii) the Company or a Company Subsidiary has the right to bring actions for infringement, misappropriation or unauthorized use of such Intellectual Property Rights and the material Software owned by the Company or such Company Subsidiary that is used or under development for use in the business of the Company and the Company Subsidiaries as currently conducted, except to the extent any such right may be limited by any applicable Contract pursuant to which such Patents, Trademarks or Software have been licensed.

(c) To the Company’s knowledge, the conduct of the business of the Company and the Company Subsidiaries as currently conducted and as proposed to be conducted does not infringe upon any Intellectual Property Rights of any other person. To the Company’s knowledge, since September 30, 2014, none of the Company or any of the Company Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such infringement by the Company or any of the Company Subsidiaries that has not been settled or otherwise fully resolved.

(d) To the Company’s knowledge, since September 30, 2014, there have been no incidents of data security breaches, unauthorized access or unauthorized use of the Company’s or any Company Subsidiary’s networks or systems. The Company’s and Company’s Subsidiaries’ collection, maintenance, transmission, transfer, use, disclosure, storage, disposal and security of Protected Information complies in all material respects with (i) applicable PCI DSS requirements and Contracts to which the Company or any of its Subsidiaries is a party that govern Protected Information, and (ii) applicable publicly posted Company website privacy policies.

(e) Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 3.17 are the sole and exclusive representations and warranties made by the Company in this Agreement with respect to ownership, right to use, validity, enforceability, infringement or misappropriation of Intellectual Property Rights and Software.

Section 3.18 Material Contracts.

(a) All Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed. All such filed Contracts shall be deemed to have been made available to Parent.

(b) Other than the Contracts described in Section 3.18(a), Section 3.18(b) of the Company Disclosure Letter sets forth a true and complete list, and the Company has made available to Parent true and complete copies, of each Contract to which the Company or any of the Company Subsidiaries is a party or by which it is bound or to which any of their respective assets are subject, as of the date of this Agreement, that:

(i) governs or otherwise relates to a partnership, Joint Venture Entity or similar arrangement;

(ii) relates to the creation, incurrence, assumption or guarantee of Indebtedness of the Company or any Company Subsidiary in an amount in excess of $5,000,000 (except for such Indebtedness between the Company and any of the wholly owned Company Subsidiaries or between wholly owned Company Subsidiaries, guarantees by the Company of Indebtedness of any of the wholly owned Company Subsidiaries and guarantees by any of the Company Subsidiaries of Indebtedness of the Company or any wholly owned Company Subsidiary);

(iii) is a Contract with an affiliate that would be required to be disclosed under Item 404(a) of Regulation S-K under the Exchange Act;

(iv) is a collective bargaining agreement or other Contract with any labor union, works council, or other labor organization;

(v) is a Contract that is for the engagement of any person on a full-time, part-time, or consulting basis and providing for total compensation in excess of $250,000;

(vi) is a Contract that is a settlement, conciliation, or similar agreement with any Governmental Entity or that imposes any material monetary or other obligation upon the Company or any Company Subsidiary after the date of this Agreement;

(vii) grants (x) any most favored customer pricing, exclusivity or similar rights to any person or (y) any rights of first refusal, rights of first negotiation or other similar rights to any person, in each case that is either material to the business of the Company and the Company Subsidiaries (taken as a whole) or, following the Closing, would be material to Parent and its Subsidiaries (taken as a whole);

(viii) is with any third person pursuant to which such third person provides services to the Company or any Company Subsidiary and (x) the Company or any Company Subsidiary paid such third person more than $500,000 in the aggregate in the fiscal year ended September 30, 2016 or (y) the Company reasonably expects to pay such third person more than $500,000 in the aggregate in the fiscal year ending September 30, 2017; or

(ix) is with any third person pursuant to which the Company or a Company Subsidiary provides goods or services to such third person and (x) such third person paid the Company or any Company Subsidiary more than $500,000 in the aggregate in the fiscal year ended September 30, 2016 or (y) the Company reasonably expects to receive payments from such third person of more than $500,000 in the aggregate in the fiscal year ended September 30, 2016;

(x) is an Intellectual Property Contract;

(xi) contemplates the acquisition or disposition of material assets or a business (other than sales or purchases of inventory or services in the ordinary course of business) that (x) has not yet been consummated or (y) has any material outstanding purchase price adjustment, “earn-out” or other contingent payment or any material indemnification obligations or rights of the Company or any Company Subsidiary;

(xii) restricts in any material respect the ability of the Company or any of the Company Subsidiaries (or, following the Closing, would restrict in any material respect the ability of Parent or any of its affiliates) to compete in any line of business or operate in any geographic territory; or

(xiii) is a mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien, other than a Permitted Lien, on any material property or asset of the Company or any Company Subsidiary (other than any such item that relates to Indebtedness that is not required to be listed by Section 3.18(b)(ii)).

Each Contract described in Section 3.18(a) or Section 3.18(b) (or, in the case of Contracts entered into after the date hereof, that would be so described if entered into on or prior to the date hereof) is referred to in this Agreement as a “Company Material Contract.”

(c) Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Company Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any Company Subsidiary, where such breach or default, individually or together with other such breaches or defaults, would reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default, individually or together with other such breaches or defaults, would reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, each Company Material Contract is a valid and binding obligation of the Company or a Company Subsidiary that is a party thereto and, to the knowledge of the Company, is in full force and effect, except for such failures as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, subject to the Bankruptcy and Equity Exception.

Section 3.19 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all Insurance Policies maintained by the Company and the Company Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent or as is required by Law or regulation, and all premiums due and payable thereon have been paid; (b) neither the Company nor any Company Subsidiary is in breach of or default under any of the Insurance Policies; and (c) neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default or permit termination or modification of any of the Insurance Policies.

Section 3.20 Opinion of Financial Advisor. On or prior to the date of this Agreement, the Company’s board of directors has received the opinion of Lazard Frères & Co. LLC, to the effect that, as of the date of such opinion and subject to the assumptions and limitations set forth therein, $67.25 per share of Company Common Stock in cash to be paid to the holders of Shares pursuant to this Agreement is fair, from a financial point of view, to such holders. An executed copy of such opinion will be delivered to Parent solely for informational purposes after the execution of this Agreement, and it is agreed and understood that such opinion may not be relied on by Parent or Sub.

Section 3.21 Takeover Statutes. Assuming the accuracy of the representation contained in Section 4.06(b), no “control share acquisition,” “fair price,” “moratorium,” “business combination” or other anti-takeover Law of the State of Delaware (a “Takeover Statute”) is applicable to this Agreement or any of the Transactions.

Section 3.22 Brokers. No broker, finder or investment banker other than Lazard Frères & Co. LLC is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based on arrangements made by or on behalf of the Company or any of the Company Subsidiaries. The Company has made available a true and complete copy of the engagement letter as in effect as of the date of this Agreement with Lazard Frères & Co. LLC that it entered into in connection with the Transactions.

Section 3.23 Vote Required. Assuming the Minimum Tender Condition has been satisfied and that the conditions of Section 251(h) of the DGCL have otherwise been satisfied and the accuracy of Parent and Sub’s representations and warranties in Article IV, no vote of holders of Shares is required to adopt this Agreement or approve the Transactions.

Section 3.24 Joint Ventures. Since September 30, 2014 to the date hereof, neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any other Joint Venture Entity, has received written notice from any Joint Venture Entity or third party equity holder of any Joint Venture Entity indicating such person’s intention or desire to (a) transfer or sell any of its Equity Interests in such Joint Venture Entity, (b) liquidate, dissolve or wind down such Joint Venture Entity, (c) take any extraordinary action with respect to such Joint Venture Entity or (d) otherwise conduct or operate such Joint Venture Entity materially outside of the ordinary course of business. Since September 30, 2014, neither the Company nor any Company Subsidiary has been party to any material dispute (or otherwise been party to any Proceeding before a Governmental Entity) with any third party equity holder of any Joint Venture Entity or otherwise relating to any Joint Venture Entity.

Section 3.25 Acknowledgement of No Other Representations or Warranties. Each of the Company and Company Subsidiaries acknowledges and agrees that, except for the representations and warranties contained in Article IV, none of the Parent or Sub or any of their respective affiliates or representatives makes or has made any representation or warranty, either express or implied, concerning the Parent or Sub or the Transactions and each of the Company and Company Subsidiaries acknowledges and agrees that it has not relied upon or otherwise been induced by, any other representation or warranty, either express or implied, concerning Parent or Sub or the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.01 Organization. Each of Parent and Sub is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of Parent and Sub has requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

Section 4.02 Authority. Each of Parent and Sub has the requisite corporate or other legal entity power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by them of the Transactions have been duly authorized by all necessary corporate or other legal entity action on the part of Parent and Sub, and no other corporate or other legal entity proceedings on the part of Parent or Sub are necessary to authorize the execution, delivery and performance by Parent and Sub of this Agreement or the consummation by Parent or Sub of the Transactions other than the adoption of this Agreement by the sole stockholder of Sub (which adoption shall occur immediately following the execution of this Agreement). This Agreement has been, and any other agreements or instruments to be delivered pursuant hereto by Parent or Sub will be, duly executed and delivered by Parent and Sub and (assuming the due authorization, execution and delivery of this Agreement by the Company) this Agreement constitutes, and when executed and delivered such other agreements and instruments will constitute, the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.03 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Transactions will: (i) conflict with or violate any provision of the certificate of incorporation, bylaws or any equivalent organizational or governing documents of Parent or Sub; (ii) assuming that all consents, approvals and authorizations described in Section 4.03(b) have been obtained and all filings and notifications described in Section 4.03(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Sub or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of Parent or Sub pursuant to, any Contract to which Parent or Sub is a party (or by which any of their respective properties or assets is bound) or any Permit held by it or them, except, with respect to clauses (ii) and (iii), for (A) any such consents and approvals, the failure to obtain which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the Transactions and (B) any such conflicts, violations, breaches, losses, defaults, terminations, rights of termination, vesting, amendment, acceleration or cancellation of Liens that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the Transactions.

(b) None of the execution, delivery or performance of this Agreement by or on behalf of Parent or Sub or the consummation by Parent or Sub or any of their respective affiliates of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of a premerger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under any Antitrust Laws, (iii) compliance with the applicable requirements of the Exchange Act; and (iv) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the Transactions.

Section 4.04 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Sub or any of their respective affiliates expressly for inclusion or incorporation by reference in any SEC Transaction Document will, at the time such SEC Transaction Document is filed with the SEC, at any time such SEC Transaction Document is amended or supplemented or at the time such SEC Transaction Document is first published, sent or given to the holders of Shares, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents, insofar as they relate to Parent or Sub or other information supplied by Parent or Sub expressly for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law.

Section 4.05 Litigation. As of the date of this Agreement, there is no Proceeding to which Parent or any of its Subsidiaries is a party pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries that would reasonably be expected to prevent or materially delay the consummation of the Transactions. As of the date of this Agreement, none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction, judgment or decree that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the Transactions.

Section 4.06 Capitalization and Operations of Sub; No Ownership of Company Common Stock.

(a) As of the date of this Agreement, the authorized share capital of Sub consists of 1,000 shares, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Sub is, and at the Effective Time will be, owned by a direct or indirect wholly owned Subsidiary of Parent. Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incidental to its formation and pursuant to this Agreement.

(b) None of Parent, Sub or any of their respective Subsidiaries beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Shares or any securities that are convertible into or exchangeable or exercisable for Shares, or holds any rights to acquire or vote any Shares, other than pursuant to this Agreement. None of Parent, Sub, any of their respective Subsidiaries, or the “affiliates” or “Associates” of any such entity is, and at no time during the last three (3) years has been, an “Interested Stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

Section 4.07 Financing. Parent has, and at the Offer Closing and the Closing Parent will have, sufficient available funds (including through available drawings under existing credit facilities) to pay the Aggregate Offer Consideration, Aggregate Merger Consideration and any other cash amounts payable pursuant to, or in connection with the Transactions, including any obligations of the Surviving Corporation or its Subsidiaries that become due or payable by the Surviving Corporation and the Company Subsidiaries in connection with, or as a result of, the Transactions, and payment of all fees and expenses related to the foregoing (collectively, the “Financing Uses”).

Section 4.08 Brokers. No broker, finder or investment banker other than Credit Suisse Securities (USA) LLC is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based on arrangements made by or on behalf of Parent, Sub or any of their respective affiliates.

Section 4.09 Absence of Certain Arrangements. Other than this Agreement, as of the date hereof, there are no Contracts or any commitments to enter into any Contract between Parent, Sub or any of their respective controlled affiliates, on the one hand, and any director, officer or employee of the Company, on the other hand, relating to the Transactions or the operations of the Surviving Corporation after the Effective Time.

Section 4.10 Acknowledgement of No Other Representations or Warranties.

(a) Each of Parent and Sub acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company Subsidiaries and that it and its representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and the Company Subsidiaries and that it and its representatives have had an opportunity to meet with the management of the Company and the Company Subsidiaries and to discuss the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company Subsidiaries. Each of Parent and Sub acknowledges and agrees that, except for the representations and warranties contained in Article III and the certificate contemplated by clause (c)(v) of Annex II, none of the Company, the Company Subsidiaries or any of their respective affiliates or representatives makes or has made any representation or warranty, either express or implied, concerning the Company or the Company Subsidiaries or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects or the Transactions and each of the Parent and Sub and each of their respective Subsidiaries acknowledges and agrees that it has not relied upon or otherwise been induced by, any other representation or warranty, either express or implied, concerning the Company or the Company Subsidiaries or the Transactions.

(b) Neither Parent nor any of its affiliates has entered into any Contract or any commitments to enter into any Contract pursuant to which any stockholder of the Company (i) would be entitled to receive consideration of a different amount or nature than the Offer Price or the Merger Consideration, (ii) agrees to tender such stockholder’s Shares in the Offer or (iii) agrees to vote against, or not to tender Shares in any offer in connection with, any Superior Proposal.

Section 4.11 Investment Intention. Sub is acquiring the Shares tendered pursuant to the Offer for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent is indirectly acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business by the Company Pending the Merger. The Company agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except as set forth in Section 5.01 of the Company Disclosure Letter, as contemplated or as required by any other provision of this Agreement or as required by applicable Law or the rules or regulations of the NYSE, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), the Company will, and will cause each Company Subsidiary to, (x) use reasonable best efforts to conduct its operations in all material respects in the ordinary course of business consistent with past practice and (y) use commercially reasonable efforts to (i) preserve intact its present business organization and (ii) preserve its current relationships with customers, suppliers, distributors, lessors, landlords, licensors, licensees, creditors, contractors,

Governmental Entities and any other person with which the Company or any Company Subsidiary has a business relationship. Without limiting the foregoing, except as set forth in Section 5.01 of the Company Disclosure Letter, as required by any other provision of this Agreement or as required by applicable Law or the rules or regulations of the NYSE, the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) amend the Company Charter or the Company Bylaws or the Subsidiary Organizational Documents;

(b) grant, issue or authorize the issuance of any equity securities in the Company or any Company Subsidiary, or securities convertible into, or exchangeable or exercisable for, any such equity securities, or any rights of any kind to acquire any such equity securities or such convertible or exchangeable securities;

(c) sell or otherwise dispose of any properties or assets having a net book value in excess $250,000 in the aggregate, except (i) sales or dispositions made in connection with any transaction between or among the Company and any of the wholly owned Company Subsidiaries or between or among the wholly owned Company Subsidiaries, or (ii) sales or dispositions of inventory or products made in the ordinary course of business;

(d) declare, set aside, make or pay any dividend or other distribution with respect to the capital stock of the Company or any Company Subsidiary, whether payable in cash, stock, property or a combination thereof other than quarterly dividends to holders of Shares in a per Share amount no greater than the Company’s most recently declared quarterly dividend, with record and payment dates in accordance with the Company’s customary dividend schedule;

(e) other than (i) in the case of wholly owned Company Subsidiaries or (ii) in connection with Tax withholdings on the vesting or payment of Restricted Stock or Performance-Based Restricted Stock, in each case, outstanding on the date hereof in accordance with their terms on the date hereof, reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its equity securities or any options, warrants, securities or other rights exercisable for or convertible into any such equity securities;

(f) merge or consolidate the Company or any Company Subsidiary with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company, other than the merger of one or more Company Subsidiaries with or into one or more other Company Subsidiaries;

(g) make or offer to make any acquisition of assets or a business (including by merger, consolidation or acquisition of stock or assets) other than (x) purchases of inventory or services in the ordinary course of business, (y) purchases of assets consistent with the Company’s fourth quarter fiscal budget for 2017 or 2018 annual fiscal year budget previously made available to Parent or (z) purchases of equipment substantially consistent with past practice and having a net book value that does not exceed $50,000 in the aggregate;

(h) incur any Indebtedness for borrowed money or issue any debt securities, or assume or guarantee the obligations of any person (other than a wholly owned Company Subsidiary) for borrowed money, except (i) Indebtedness among the Company and wholly owned Company Subsidiaries or among wholly owned Company Subsidiaries, (ii) Indebtedness under any credit facility of the Company in existence as of the date hereof, provided that after giving effect to such drawing the aggregate amount of Indebtedness under all credit facilities of the Company and the Company Subsidiaries would not exceed the amount of Indebtedness under such credit facilities as of the date of this Agreement by more than $5,000,000, (iii) for any guarantee by the Company of Indebtedness of any wholly owned Company Subsidiaries or guarantee by Company Subsidiaries of Indebtedness of the Company or any of the wholly owned Company Subsidiaries and (iv) with respect to any Indebtedness not in accordance with clauses (i) through (iii), for any Indebtedness not to exceed $5,000,000 in the aggregate principal amount outstanding at any one time;

(i) make any loans, advances or capital contributions to, or investments in, any other person (other than any wholly owned Company Subsidiary) other than (i) loans made in the ordinary course of business not to exceed $5,000,000 in the aggregate, (ii) advances for expenses incurred in the ordinary course of business consistent with past practice and (ii) in connection with transactions permitted pursuant to Section 5.01(g);

(j) except to the extent required by Law or the terms of any Company Benefit Plan outstanding on the date hereof in accordance with their terms on the date hereof: (i) grant any new or increase (or commit to increase) the existing compensation or benefits payable or to become payable to its current or former directors, officers, individual service providers or employees of the Company or any Company Subsidiary, other than new or increased compensation or benefits payable to service providers or employees of the Company or any Company Subsidiary entered into in the ordinary course of business consistent with past practice which do not exceed $50,000 in the aggregate; (ii) grant any rights to severance or termination pay or other termination benefit, or enter into any employment or severance, change in control, retention, individual consulting or similar agreement with any employee, officer, director or other individual service provider of the Company or any Company Subsidiary agreement (other than offer letters that provide for at-will employment without any severance or change in control benefits for newly hired employees who are hired in accordance with the following subsection); (iii) hire or offer to hire any employee with an annual base salary in excess of $100,000 or terminate any employee with an annual base salary in excess of $100,000 (other than for “cause”); (iv) establish, adopt, enter into, terminate, modify or amend any collective bargaining agreement, Company Benefit Plan, or any bonus (including any annual incentive bonus for the 2018 plan year), profit sharing, thrift, pension, retirement, deferred compensation, employment, termination, severance or other material employee benefit or compensation plan, policy, agreement, Contract, program, scheme or agreement that would be a Company Benefit Plan if so adopted; or (iv) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan;

(k) make any material change in accounting policies or procedures, other than as required by GAAP or applicable Law;

(l) make any capital expenditures (other than satisfaction of accounts payable set forth in the Financial Statements) that are not in accordance with the Company’s 2017 and 2018 annual fiscal year budgets previously made available to Parent; provided, however, that notwithstanding the foregoing, the Company and any Company Subsidiary shall be permitted to make emergency capital expenditures in any amount that the Company determines is necessary in its reasonable judgment to maintain its ability to operate its businesses in the ordinary course;

(m) except with respect to litigation of the type contemplated by Section 5.13, settle or compromise any Proceeding or series of Proceedings by or before a Governmental Entity other than settlements or compromises of such Proceedings that (i) do not, individually or in the aggregate, involve the payment of more than $1,000,000; and (ii) do not involve any relief other than money damages;

(n) (i) make any material change to a method of Tax accounting, (ii) make, revoke or change any material Tax election, (iii) surrender any claim for a refund of a material amount of Taxes, (iv) enter into any closing agreement with respect to any material amount of Taxes, (v) amend any material Tax Return or (vi) settle or compromise any Proceeding with respect to a material amount of Taxes;

(o) (i) enter into any Material Contract, other than Material Contracts that are entered into or renewed in the ordinary course of business and that are not of the nature described in clauses (i), (vi), (vii) or (xii) of the definition thereof (it being understood that the exceptions in this clause (o)(i) shall not limit or otherwise modify restrictions set forth in any other clause of this Section 5.01) or (ii) terminate or materially amend any Material Contract (other than expirations of Material Contracts occurring in accordance with their terms), including in the case of each of clauses (i) and (ii) with respect to the matter identified on Section 5.01(o) of the Company Disclosure Letter;

(p) (i) except as required by any Material Contract set forth in Section 3.18(b)(i) of the Company Disclosure Letter, (x) transfer or sell its Equity Interests in any Joint Venture Entity, or (y) acquire additional Equity Interests in any Joint Venture Entity, (ii) take any actions within its control to liquidate, dissolve or wind down any Joint Venture Entity or (iii) to the extent within the Company’s or any Company Subsidiary’s control, allow such Joint Venture Entity to take any extraordinary action or operate or conduct its business outside of the ordinary course of business; or

(q) authorize, commit or enter into any Contract to do any of the foregoing.

Nothing contained in this Agreement shall give Parent or Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 5.02 Agreements Concerning Parent and Sub.

(a) During the period from the date of this Agreement through the Effective Time, Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Transactions (including enforcement of its rights under this Agreement) or as provided in or expressly contemplated by this Agreement.

(b) Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Sub of, and the compliance by Sub with, all of the covenants, agreements, obligations and undertakings of Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Sub hereunder.

Section 5.03 Solicitation; Change of Company Recommendation.

(a) Except as permitted by this Section 5.03, (i) from and after the date hereof, until the earlier of the Acceptance Time and the termination of this Agreement, the Company shall, and shall cause the Company Subsidiaries and the respective directors and officers of the Company and each wholly owned Company Subsidiary, and shall use reasonable best efforts to cause the other Company Representatives (the “Other Company Representatives”) to, immediately cease and terminate any solicitations, discussions or negotiations with any persons that may be ongoing with respect to any Competing Proposal or any inquiries, proposals or offers that would reasonably be expected to lead to a Competing Proposal and shall promptly request the return from, or the destruction by, all such persons of all non-public information previously furnished or made available to such persons by or on behalf of the Company in connection therewith (and, upon becoming aware of noncompliance with such a request that is inconsistent with the terms of an applicable confidentiality agreement with such third party, the Company shall use reasonable efforts to ensure that such requests are complied with) and (ii) from and after the date hereof until the earlier of the Acceptance Time and the termination of this Agreement, the Company shall not, and shall cause the Company Subsidiaries and the respective directors and officers of the Company and each wholly owned Company Subsidiary, and shall use reasonable best efforts to cause the Other Company Representatives not to, directly or indirectly, (A) initiate, solicit or knowingly facilitate or encourage the submission of any inquiries, proposals or offers that constitute, or that would reasonably be expected to lead to, a Competing Proposal, (B) furnish any non-public information regarding the Company or any Company Subsidiary to any third person in connection with or in response to any inquiries, proposals or offers that constitute, or that would reasonably be expected to lead to, Competing Proposal, (C) enter into, continue or participate in any discussions or negotiations with any third person relating to any inquiries, proposals or offers that constitute, or that would reasonably be expected to lead to, a Competing Proposal or (D) amend or grant any waiver or release under or fail to use reasonable efforts to enforce any standstill or similar agreement with respect to any Equity Interests of the Company or the Company Subsidiaries entered into in respect of, in contemplation of or otherwise relating to a Competing Proposal, except to permit the making of a confidential Competing Proposal to the Company’s board of directors if the Company’s board of directors has determined in good faith, after consultation with outside legal counsel, that failing to waive or release such provision to permit the making of a confidential Competing Proposal to the Company’s board of directors would reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law.

(b) Notwithstanding Section 5.03(a) but subject (as applicable) to the rest of this Section 5.03, if, at any time following the date hereof and prior to the Acceptance Time, (i) the Company has received a bona fide written Competing Proposal from a person that did not result from a breach (other than breaches of the timing requirements in Section 5.03(a) that are immaterial in nature and effect) of this Section 5.03 by the Company, the Company Subsidiaries, the respective directors and officers of the Company and each wholly owned Company Subsidiary or the Other Company Representatives (as if, for purposes of this clause only, all such Other Company Representatives were bound directly by the restrictions set forth in this Section 5.03) and (ii) the Company’s board of directors determines in good faith, after consultation with its financial advisors and outside counsel, that such Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and that failing to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law, then the Company may (A) furnish information with respect to the Company and the Company Subsidiaries to the person making such Competing Proposal and its representatives and (B) participate in discussions or negotiations with the person making such Competing Proposal and its representatives regarding such Competing Proposal; provided, however, that the Company (x) will not, and will cause the Company Subsidiaries and the Company Representatives not to, disclose any non-public information regarding the Company to such person without first entering into an Acceptable Confidentiality Agreement with such person; (y) will promptly (and in any event within 48 hours thereafter) notify Parent in writing of the receipt of any Competing Proposal, which such notification shall identify the person making, and the material terms and conditions of, any such Competing Proposal and shall keep Parent reasonably informed of (and in any event within 48 hours following) any material changes to such Competing Proposal, and shall promptly (and in any event within 48 hours after receipt) provide to Parent, an unredacted copy of such Competing Proposal if made in writing (or a written summary of the material terms of such Competing Proposal if not made in writing), any relevant proposed material transaction agreements and a copy of any financing commitments (including redacted fee letters) and (z) will as promptly as practicable (and in any event within 48 hours thereafter) provide to Parent any material information concerning the Company or the Company Subsidiaries provided or made available to such other person (or its representatives) making a Competing Proposal that was not previously provided or made available to Parent. None of the foregoing shall prohibit the Company or the Company Representatives from contacting any person or group of persons that has made a Competing Proposal after the date of this Agreement that did not result from a breach of Section 5.03(a) solely to request the clarification of the terms and conditions thereof so as to determine whether the Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, and any such actions shall not be a breach of this Section 5.03.

(c) Except as set forth in Section 5.03(d) or Section 5.03(e), neither the Company’s board of directors nor any committee thereof shall (i) adopt, authorize, approve, endorse or recommend, or propose publicly to adopt, authorize, approve, endorse or recommend, or submit to the vote of any stockholders of the Company, any Competing Proposal, (ii) fail to make, withhold, qualify, modify or amend, or propose publicly to fail to make, withhold, qualify, modify or amend, in a manner adverse to Parent, the Company Recommendation, (iii) fail to include the Company Recommendation in the Schedule 14D-9, (any action set forth in the foregoing clauses (i) through (iii), a “Change of Company Recommendation”), (iv) if a tender offer or exchange offer for Shares that constitutes a Competing Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the stockholders of the Company (including for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the stockholders of the Company, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten Business Days after commencement thereof pursuant to Rule 14d-2 under the Exchange Act, (v) allow the Company or any of the Company Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement with respect to any Competing Proposal (other than an Acceptable Confidentiality Agreement) or requiring the Company to abandon, terminate or fail to consummate the Transactions or (vi) approve any person becoming an “interested stockholder” under Section 203 of the DGCL.

(d) Notwithstanding Section 5.03(c) but subject (as applicable) to the rest of Section 5.03, at any time prior to the Acceptance Time, the Company’s board of directors may make a Change of Company Recommendation in response to a Competing Proposal or terminate this Agreement pursuant to and in accordance with Section 7.01(f) in order to enter into a definitive written acquisition agreement with respect to a Superior Proposal if and only if:

(i) (A) a Competing Proposal (that did not result from a breach of Section 5.03(a) (other than breaches of the timing requirements in Section 5.03(a) that are immaterial in nature and effect)) is made to the Company by a third person and such Competing Proposal is not withdrawn and (B) the Company’s board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal and that failing to effect a Change of Company Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law;

(ii) the Company provided Parent prior written notice of the Company’s intention to make a Change of Company Recommendation or terminate this Agreement pursuant to and in accordance with Section 7.01(f) (a “Notice of Change of Recommendation”), which notice shall include the material terms and conditions of such Superior Proposal (it being agreed that the delivery of the Notice of Change of Recommendation by the Company shall not, in and of itself, constitute a Change of Company Recommendation);

(iii) the Company has negotiated in good faith, and has directed any applicable Company Representatives to negotiate in good faith, with Parent with respect to any changes to the terms of this Agreement proposed by Parent for at least four (4) Business Days following receipt by Parent of such Notice of Change of Recommendation (it being understood and agreed that any amendment to any material term of such Superior Proposal shall require a new Notice of Change of Recommendation and an additional two (2) Business Day period from the date of such notice); and

(iv) taking into account any changes to the terms of this Agreement proposed by Parent to the Company during such four (4) Business Day period or two (2) Business Day period, as applicable, the Company’s board of directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that (A) such Competing Proposal would continue to constitute a Superior Proposal if such changes proposed by Parent were to be given effect and (B) failing to effect a Change of Company Recommendation would continue to reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law.

(e) Notwithstanding Section 5.03(c) but subject (as applicable) to the rest of Section 5.03, other than in connection with a Superior Proposal (which shall be subject to Section 5.03(d) and shall not be subject to this Section 5.03(e)), at any time prior to the Acceptance Time, the Company’s board of directors may make a Change of Company Recommendation in response to an Intervening Event if:

(i) the Company’s board of directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that, in light of such Intervening Event, failing to make a Change of Company Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law;

(ii) the Company provides Parent a Notice of Change of Recommendation, which notice shall describe the Intervening Event (it being agreed that the delivery of the Notice of Change of Recommendation by the Company shall not, in and of itself, constitute a Change of Company Recommendation);

(iii) the Company has negotiated in good faith, and has directed any applicable Company Representatives to negotiate in good faith, with Parent with respect to any changes to the terms of this Agreement proposed by Parent for at least four (4) Business Days following receipt by Parent of such Notice of Change of Recommendation; and

(iv) taking into account any changes to the terms of this Agreement proposed by Parent to the Company during such four (4) Business Day period, the Company’s board of directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that failing to make a Change of Company Recommendation would continue to reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law.

(f) Nothing contained in this Section 5.03 shall prohibit the Company’s board of directors from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if the Company’s board of directors determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties to the stockholders of the Company (for the avoidance of doubt, it being agreed that the issuance by the Company or the Company’s board of directors of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or the announcement by the Company’s board of directors that it is in receipt of a Competing Proposal, shall not (in and of itself) constitute a Change of Company Recommendation); provided, however, that the Company and the Company’s board of directors may not effect a Change of Company Recommendation except as permitted by Section 5.03(d) or Section 5.03(e).

Section 5.04 Access to Information. From the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to: (a) provide to Parent and Sub and their respective representatives reasonable access during normal business hours in such a manner as not to unreasonably interfere with the operation of any business conducted by the Company or any Company Subsidiary, upon prior written notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof; and (b) furnish promptly such information concerning the business, properties, Contracts, assets and liabilities of the Company and Company Subsidiaries as Parent or its representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company believes in good faith that doing so would: (i) result in the loss of attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege); (ii) violate any confidentiality obligations of the Company or any Company Subsidiary to any third person or otherwise breach, contravene or violate any then effective Contract to which the Company or any Company Subsidiary is party (provided that the Company shall use its reasonable best efforts to (A) allow for such access or disclosure in a manner that does not result in such a breach, contravention or violation and (B) if requested by Parent, seek the waiver of such persons to allow for such access or disclosure) or otherwise result in the Company taking any action inconsistent with Section 5.03; or (iii) breach, contravene or violate any applicable Law (including the HSR Act or any other Antitrust Law). During any visit to the business or property sites of the Company or any of the Company Subsidiaries, each of Parent and Sub shall, and shall cause their respective representatives accessing such properties to, comply with all applicable Laws and all of the Company’s and the Company Subsidiaries’ safety and security procedures. Notwithstanding anything to the contrary contained in this Section 5.04, from the date of this Agreement to the Effective Time, none of Parent, Sub or any of their respective affiliates shall conduct, without the prior written consent of the Company, at any real property owned or leased by the Company, any “Phase II” or similar environmental investigation, including any sampling or other intrusive investigation of air, surface water, groundwater, soil or any other environmental media at or in connection with any of such real property. Parent shall, and shall cause each of its Subsidiaries and its and their respective representatives, to hold all information provided or furnished pursuant to this Section 5.04 confidential in accordance with the terms of the Confidentiality Agreement.

Section 5.05 Appropriate Action; Consents; Filings.

(a) Subject to Section 5.03, each of Parent and the Company shall (and the Company shall cause the Company Subsidiaries and Parent shall cause each of its affiliates to) use its reasonable best efforts to consummate the Transactions and to cause the conditions set forth in Article VI and Annex II to be satisfied. Without limiting the generality of the foregoing, Parent shall (and shall cause Sub and each of Parent’s or Sub’s affiliates to) and the Company shall (and shall cause each of the Company Subsidiaries to) use its reasonable best efforts to (i) promptly obtain all actions or nonactions, consents, Permits (including Environmental Permits), waivers, approvals, authorizations and orders from Governmental Entities or other persons necessary in connection with the consummation of the Transactions, (ii) as promptly as practicable and in any event within ten (10) Business Days after the date of this Agreement, make and not withdraw (without the Company’s consent, not to be unreasonably withheld, conditioned or delayed), all registrations and filings with any Governmental Entity or other persons necessary in connection with the consummation of the Transactions, including the filings required of the parties or their “ultimate parent entities” under the HSR Act or any other Antitrust Law, and promptly make any further filings pursuant thereto that may be necessary or advisable, (iii) defend all lawsuits or other legal, regulatory, administrative or other Proceedings to which it or any of its affiliates is a party challenging or affecting this Agreement or the consummation of the Transactions, in each case until the issuance of a final, non-appealable order with respect to each such lawsuit or other Proceeding, (iv) seek to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the Transactions, in each case until the issuance of a final, non-appealable order with respect thereto, (v) seek to resolve any objection or assertion by any Governmental Entity challenging this Agreement or the Transactions and (vi) execute and deliver any additional instruments necessary to consummate the Transactions.

(b) Without limiting the generality of anything contained in this Section 5.05, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation or legal Proceeding by or before any Governmental Entity with respect to the Transactions; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation or legal Proceeding; and (iii) promptly inform the other parties of any communication to or from the FTC, the Antitrust Division or any other Governmental Entity regarding the Transactions. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Entity in connection with the Transactions. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation or legal Proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation or legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation or legal Proceeding; provided, however, that Parent shall have final approval over matters pertaining to any such request, inquiry, investigation, or legal Proceeding relating to competition or antitrust Laws.

Section 5.06 Public Announcements. The initial press release issued by Parent and the Company concerning this Agreement and the Transactions shall be a joint press release, and thereafter, except with respect to any public statement by the Company or Parent with respect to any Change of Company Recommendation, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, fiduciary duties or by obligations pursuant to any listing agreement with any national securities exchange.

Section 5.07 Directors & Officers Indemnification and Insurance.

(a) Indemnification. From and after the Effective Time, Parent shall cause the Surviving Corporation to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless each current or former director, officer or employee of the Company or any of the Company Subsidiaries, each fiduciary under benefit plans of the Company or any of the

Company Subsidiaries and each such person who performed services at the request of the Company or any of the Company Subsidiaries (each an “Indemnified Party” and collectively, the “Indemnified Parties”) against (i) all losses, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) to the extent that they are based on or arise out of the fact that such person is or was a director, officer, employee or fiduciary under benefit plans or performed services at the request of the Company or any of its Subsidiaries (the “Indemnified Liabilities”), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the Transactions, whether asserted or claimed prior to, at or after the Effective Time, and including any expenses incurred in enforcing such person’s rights under this Section 5.07. In the event of any such loss, expense, claim, damage or liability (whether or not asserted before the Effective Time), the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred (provided that the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under Law).

(b) Insurance. The Company shall be permitted to, prior to the Effective Time, and if the Company fails to do so, Parent shall cause the Surviving Corporation to, obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six (6) years from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than the Company’s existing directors’ and officers’ liability insurance policy. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policy as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated) the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for such six-year period (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated) with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement. Notwithstanding the foregoing, the premium paid by Parent or the Surviving Corporation for any such “tail” policy, or the annual premium in the event a “tail” policy is not obtained, shall not exceed 300% of the current premium for the Company’s current directors’ and officers’ liability insurance policy (it being understood that if the premium of such insurance coverage exceeds such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount).

(c) Successors. In the event the Surviving Corporation, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provisions shall be made so that the successors, assigns or transferees of the Surviving Corporation or Parent shall assume the obligations set forth in this Section 5.07.

(d) Continuation. For not less than six (6) years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation and the certificate of incorporation and bylaws (or other similar documents) of each Company Subsidiary shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses for periods at or prior to the Effective Time than are currently set forth in the Company Charter, the Company Bylaws or the equivalent organizational documents of any Company Subsidiary.

(e) Benefit. The provisions of this Section 5.07 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, each Indemnified Party’s heirs, executors or administrators and each Indemnified Party’s representatives, shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation and shall not be amended in a manner that is adverse to any Indemnified Parties (including their successors, assigns and heirs) without the consent of the Indemnified Party (including the successors, assigns and heirs) affected thereby.

(f) Non-Exclusivity. The provisions of this Section 5.07 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Nothing in this Agreement, including this Section 5.07, is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any of the Company Subsidiaries or the Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 5.07 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.08 Takeover Statutes. The parties shall use all reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to restrict or prohibit the Transactions and (b) if any Takeover Statute is or becomes applicable to restrict or prohibit any of the Transactions, to take all action necessary so that such Transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize (to the greatest extent practicable) the effects of such Takeover Statute on such Transaction.

Section 5.09 Employee Benefit Matters.

(a) From and after the Effective Time and for a period ending on the date that is six months after the Effective Time, or if earlier, upon the termination of employment of the relevant employee, Parent shall provide or cause its Subsidiaries, including the Surviving Corporation, to provide base salary, wages, benefit programs (other than defined benefit pension, nonqualified or deferred compensation, equity or equity-based or retiree welfare benefits) and commission opportunities to all employees of the Company or a Company Subsidiary immediately prior to the Effective Time who continue their employment with the Company or any Company

Subsidiary immediately following the Effective Time (collectively, the “Continuing Employees”) that are, in the aggregate for all such employees, substantially comparable to the base salary, wages, benefit programs (other than defined benefit pension, nonqualified or deferred compensation, equity or equity-based or retiree welfare benefits) and commission opportunities provided to similarly situated employees of Parent and Sub; provided, however, that with respect to any Continuing Employee whose employment is terminated prior to the date that is six months after the Effective Time, Parent shall provide or cause its Subsidiaries, including the Surviving Corporation, to provide severance benefits to such Continuing Employee that are no less favorable than the severance benefits provided under any severance plan, policy or agreement in effect for the benefit of such Company Employee immediately prior to the Effective Time. From and after the Effective Time, Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to, assume, honor and continue the Landauer Executive Special Severance Plan in accordance with its terms as in effect immediately prior to the Effective Time.

(b) With respect to the amounts payable under the Company’s annual cash incentive program for the year ending September 30, 2017 (collectively, the “2017 Bonuses”), if the Closing Date occurs prior to the determination of actual satisfaction of the applicable performance measures in accordance with past practice, no later than immediately prior to the Closing, the compensation committee of the Company’s board of directors shall make a determination of the actual achievement of performance measures under such program in good faith using all applicable data which is reasonably available to the compensation committee of the Company’s board of directors at such time and shall determine the amount of each 2017 Bonus; provided, however, that the aggregate amount of all 2017 Bonuses shall not exceed the amount set forth on Section 5.09(b) of the Company Disclosure Letter. If the 2017 Bonuses are not paid to the applicable employees of the Company and the Company Subsidiaries at or prior to the Closing in the ordinary course of business consistent with past practice, Parent shall cause the Surviving Corporation to pay the 2017 Bonuses to such employees in the ordinary course of business, consistent with past practice, at such time, and subject to such conditions, as set forth in the Company’s annual cash incentive program for the year ending September 30, 2017. If the Closing Date occurs on or after October 1, 2017, Parent shall cause the Surviving Corporation to pay each employee of the Company and the Company Subsidiaries who, as determined by Parent, is eligible to participate in the Company’s annual cash incentive program for the Company’s fiscal year commencing October 1, 2017 (the “2018 Bonus Plan Participants”), a bonus in respect of the period commencing on October 1, 2017 and ending on December 31, 2017, an amount equal to the product of (i) the 2018 Bonus Plan Participant’s 2017 target bonus, and (ii) a fraction, the numerator of which is 92 and the denominator of which is 365 (the bonuses payable to 2018 Bonus Plan Participants, collectively, the “2018 Bonuses”). Parent shall cause the Surviving Corporation to pay the 2018 Bonuses at such time as Parent pays annual bonuses to other employees of Parent for Parent’s 2017 bonus year (on or about March 2018, but in all events during 2018), subject to the applicable 2018 Bonus Plan Participant’s continued employment with the Surviving Corporation or Company Subsidiaries through December 31, 2017.

(c) For purposes of vesting, eligibility to participate and with respect to any 401(k), paid time off, vacation, and severance plan only, benefit accruals (but not benefit accrual under any defined benefit plan or frozen benefit plan of Parent or any of its affiliates or vesting under any equity incentive plan) under any employee benefit plans sponsored and maintained by Parent or any affiliate of Parent in which the Continuing Employees are eligible to participate after the Closing Date (the “Parent Plans”), Parent will credit each Continuing Employee with his or her years of service with the Company and its affiliates before the Effective Time, to the same extent and for the same purposes as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any corresponding Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time; provided that the foregoing will not apply to the extent that its application would result in a duplication of compensation or benefits with respect to the same period of service.

(d) Parent shall cause its Subsidiaries, including the Surviving Corporation, to waive, or cause to be waived, any waiting periods under any Parent Plans providing welfare benefits maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, in which Continuing Employees (and their eligible dependents) will be eligible to participate that replace a comparable Company Benefit Plan in the plan year in which the Effective Time occurs or the immediately following plan year, except to the extent that such waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall (or, with respect to any insured arrangement, shall use commercially reasonable efforts), or shall cause its Subsidiaries, including the Surviving Corporation, to (or, with respect to any insured arrangement, to use commercially reasonable efforts to) waive, or cause to be waived, any pre-existing condition limitations, exclusions, and actively at work requirements under any Parent Plans providing welfare benefits maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, in which Continuing Employees (and their eligible dependents) will be eligible to participate that replace a comparable Company Benefit Plan in the plan year in which the Effective Time occurs or the immediately following plan year, except to the extent that such pre-existing condition limitations, exclusions, and actively-at-work requirements would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. With respect to a Parent Plan providing health benefits that replaces a comparable Company Benefit Plan in the plan year in which the Effective Time occurs or the immediately following plan year, Parent shall (or, with respect to any insured arrangement, shall use commercially reasonable efforts), or shall cause its Subsidiaries, including the Surviving Corporation, to (or, with respect to any insured arrangement, use commercially reasonable efforts to) recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs (or the immediately following plan year if applicable ) for purposes of satisfying such year’s deductible and co-payment limitations and out-of-pocket maximums under the relevant Parent Plans providing health benefits in which such Continuing Employee (and dependents) will be eligible to participate in the calendar year in which a Continuing Employee becomes eligible to participate in such Parent Plan, except to the extent that such credit for co-payments, deductibles and similar expenses paid did not apply under the comparable Company Benefit Plan in effect at the time such expense was incurred.

(e) If so directed by Parent in writing at least ten (10) days prior to the initial scheduled expiration of the Offer, the Company Board will adopt (and will cause any other plan sponsor of the applicable Company Benefit Plan to adopt), at least five (5) business days prior to the initial scheduled expiration of the Offer, resolutions terminating, effective as of the day immediately preceding the Closing Date (and contingent upon the Closing becoming effective), all Company Benefit Plans intended to qualify under Section 401(a) of the Code with a cash or deferred arrangement under Section 401(k) of the Code (collectively, the “Company 401(k) Plans”). Upon a distribution of each applicable Continuing Employee’s account balances under the Company 401(k) Plans, Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to, permit such Continuing Employees to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash, but excluding the ability to rollover existing loans, from the Company 401(k) Plan to the Parent 401(k) Plan, subject to Section 5.09(e) of the Company Disclosure Letter.

(f) Notwithstanding the foregoing, nothing contained in this Section 5.09(f), express or implied, shall (i) be treated as an amendment, modification or establishment of any Company Benefit Plan, Parent Plan or any other benefit or compensation plan, program, policy, Contract, agreement or arrangement, (ii) create any rights or remedies of any nature, including any third-party beneficiary rights in any person (other than the parties to this Agreement) in any respect, including in respect of continued employment or service (or resumed employment or service) or any term or condition of employment or service, or create any such rights in any such persons in respect of any compensation or benefits that may be provided, (iii) prohibit or limit the ability of Parent or any of its affiliates (and post-closing including the Surviving Corporation) to amend, modify or terminate any Company Benefit Plan, Parent Plan or any other compensation or benefit plan, program, policy, Contract, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, or (iv) obligate Parent, the Surviving Corporation or any of their affiliates to (A) maintain any particular Company Benefit Plan, Parent Plan or any other benefit or compensation plan, program, policy, Contract, agreement or arrangement, or (B) retain the employment or service of any particular employee or service provider.

Section 5.10 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Merger and the other Transactions, shall be paid by the party incurring such expense. Parent shall, or shall cause the Surviving Corporation to, pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article II. All Transfer Taxes incurred in connection with the Transactions shall be paid when due by Parent, Sub or, after the Closing, the Surviving Corporation.

Section 5.11 Rule 16b-3 Matters. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to take such actions as may be reasonably necessary or advisable to ensure that the dispositions of equity securities of the Company (including derivative securities) by any officer or director of the Company who is subject to Section 16 of the Exchange Act pursuant to the Transactions are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12 Rule 14d-10 Matters. Prior to the Acceptance Time, the Company will take all such steps as may be required (a) to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or employee benefit arrangements entered into on or after the date of this Agreement by the Company or any of the Company Subsidiaries with current or future directors, officers or employees of the

Company or its subsidiaries, in each case under which any such person could become entitled to (i) any additional compensation, enhanced severance or other benefits or any acceleration of the time of payment or vesting of any compensation, severance or other benefits or any funding of any compensation or benefits by the Company or any of the Company Subsidiaries, as a result of the Offer or (ii) any other compensation or benefits from the Company or any of the Company Subsidiaries related to or contingent upon or the value of which would be calculated on the basis of the Offer, and (b) to ensure that any such arrangements fall within the safe harbor provisions of such rule.

Section 5.13 Stockholder Litigation. The Company shall promptly notify Parent upon becoming aware of any litigation commenced against it or any of its directors, officers or affiliates, relating to this Agreement or the Transactions and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors relating to this Agreement and the Transactions (including the opportunity, to the extent practicable, in advance of filing briefs relating to dispositive motions or motions for injunctive relief, to review and offer comments on such briefs) and, without limiting the generality of the foregoing, shall not settle any such litigation without the prior written consent of Parent (such consent shall not be unreasonably withheld, delayed or conditioned).

Section 5.14 Parent Vote. Immediately after execution of this Agreement by the parties hereto, Parent will cause a written consent to be executed by all of the record holders of the stock of Sub to adopt and approve this Agreement in accordance with the applicable provisions of the DGCL and shall promptly deliver such consent to the Company.

Section 5.15 Stock Exchange De-Listing. Prior to the Effective Time, the Company shall reasonably cooperate with Parent in connection with Parent’s efforts to enable the de-listing by the Surviving Corporation of the Shares as promptly as practicable after the Effective Time.

Section 5.16 Merger Without a Stockholders’ Meeting. As promptly as practicable following the Acceptance Time, the parties shall take all necessary and appropriate actions to cause the Merger to become effective, without a meeting of the stockholders of the Company in accordance with Section 251(h) of the DGCL.

Section 5.17 Payoff of Existing Company Indebtedness. At least five (5) Business Days prior to the date on which Parent reasonably anticipates that the Effective Time will occur, Parent will instruct the Company to, and the Company shall, deliver notice of the Company’s election to terminate any Revolving Commitments (as defined in that certain Second Amended and Restated Credit Agreement, dated as of July 13, 2017 (the “Credit Agreement”), among the Company, the lenders party thereto and BMO Harris Bank, N.A., as administrative agent) and the Credit Agreement, in each case pursuant to and in accordance with the Credit Agreement and with such notice being conditional upon the effectiveness of the Closing.

Section 5.18 FIRPTA Certificate. The Company shall provide to Parent at or prior to the Closing (or, if earlier, the Acceptance Time) (x) a certificate, dated as of the Closing Date (or the Acceptance Time, as applicable) and in compliance with Sections 1445 and 897 of the Code, certifying that interests in the Company are not “United States real property interests” within the meaning of Sections 897 and 1445 of the Code and (y) a notice to the Internal Revenue Service prepared in accordance with Section 1.897-2(h)(2) of the Code.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.01 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction (or to the extent permitted by Law, mutual waiver by both the Company and Parent) at or prior to the Effective Time of each of the following conditions:

(a) No Injunction. No Governmental Entity of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Law that is in effect and renders the consummation of the Merger illegal, or prohibits, enjoins or otherwise prevents the Merger; and

(b) Consummation of the Offer. The Offer Closing shall have occurred.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01 Termination. This Agreement may be terminated at any time prior to the Acceptance Time, as follows:

(a) by mutual written consent of Parent and the Company;

(b) by either the Company or Parent, if the Acceptance Time shall not have occurred on or before the date that is ninety (90) days after the date of this Agreement (such date, the “Outside Date”); provided, that if the Acceptance Time shall not have occurred on or prior to the Outside Date because the condition set forth on Annex II clause (b) has not been satisfied as of the Outside Date and if all other conditions set forth on Annex II were satisfied as of the Outside Date (other than those conditions that by their nature are to be satisfied at the Closing and the Minimum Tender Condition), then the Outside Date shall be automatically extended for a period of up to one hundred twenty (120) days; provided, further, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose breach of any covenant of this Agreement has materially contributed to, or resulted in, the failure of the Acceptance Time to have occurred by such date;

(c) by either the Company or Parent, if the Offer shall have been terminated or shall have expired (and not been extended) in accordance with its terms and the terms of this Agreement and without Sub being required to accept for payment any Shares pursuant to the Offer; provided, that the right to terminate this Agreement under this Section 7.01(c) shall not be available to any party whose breach of any covenant of this Agreement has materially contributed to, or resulted in, the failure of the Acceptance Time to have occurred by such date;

(d) by either the Company or Parent, if any Governmental Entity of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Law permanently enjoining, restraining or prohibiting the Offer or the consummation of the Offer or the Merger, and such Law shall have become final and non-appealable, if applicable; provided, that the right to terminate this Agreement under this Section 7.01(d) shall not be available to any party whose breach of any covenant of this Agreement has materially contributed to, or resulted in, the issuance, enactment, entry, promulgation or enforcement of such Law;

(e) by Parent, if there has been a Change of Company Recommendation or if the Company’s board of directors or any committee thereof or the Company has taken any action prohibited by Section 5.03(c)(iv) through (vi);

(f) by the Company, in order to enter into a definitive written acquisition agreement with respect to a Superior Proposal; provided, that the right to terminate this Agreement under this Section 7.01(f) shall only be available to the Company if (i) each of the Company, the Company Subsidiaries, the respective directors and officers of the Company and each wholly owned Company Subsidiary and the Other Company Representatives (as if, for purposes of this clause only, all such Other Company Representatives were bound directly by the restrictions set forth in Section 5.03) has complied with the provisions of Section 5.03 with respect to, and did not take any action in violation of Section 5.03 that directly or indirectly resulted in, such Superior Proposal and (ii) concurrently with such termination, the Company pays the Company Termination Fee to Parent pursuant to Section 7.02;

(g) by Parent, if: (i)(A) there is an inaccuracy in the Company’s representations contained in this Agreement or (B) the Company has failed to perform its covenants contained in this Agreement, in either case such that the conditions set forth in clause (c)(ii) or (c)(iii) of Annex II would not be satisfied; (ii) Parent shall have delivered to the Company written notice of such inaccuracy or failure to perform; and (iii) either such inaccuracy or failure to perform is not capable of cure prior to the Outside Date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to the Company and such inaccuracy or failure to perform shall not have been cured; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.01(g) if the inaccuracy of the representations of Parent or Sub contained in this Agreement or Parent’s or Sub’s failure to perform its covenants contained in this Agreement has prevented or would reasonably be expected to prevent Parent or Sub from consummating the Transactions; or

(h) by the Company, if (i)(A) there is an inaccuracy in Parent’s or Sub’s representations contained in this Agreement or (B) Parent or Sub fails to perform its covenants contained in this Agreement, in either case that has prevented or would reasonably be expected to prevent Parent or Sub from consummating the Transactions; (ii) the Company shall have delivered to Parent written notice of such inaccuracy or failure to perform; and (iii) either such inaccuracy or failure to perform is not capable of cure prior to the Outside Date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to Parent and such inaccuracy or failure to perform shall not have been cured; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.01(h) if the inaccuracy of the representations of the Company contained in this Agreement or the Company’s failure to perform its covenants contained in this Agreement is such that a condition contained in clause (c)(ii) or (iii) of Annex II would not be satisfied.

Section 7.02 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective Subsidiaries, officers or directors, in either case, except (i) with respect to the last sentence of Section 1.02(c), the last sentence of Section 5.04, Section 5.10, this Section 7.02 and Article VIII and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of another party’s fraud or the willful and material breach by another party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b) In the event that this Agreement is terminated:

(i) by (A) Parent pursuant to Section 7.01(e) or (B) the Company pursuant to Section 7.01(f), then the Company shall pay to Parent or its designee, within two (2) Business Days following the date of such termination by Parent pursuant to clause (A), or prior to or concurrently with such termination by the Company pursuant to clause (B), the Company Termination Fee; or

(ii) (A) by either Parent or the Company pursuant to Section 7.01(b) or Section 7.01(c) or by Parent pursuant to Section 7.01(g), (B) prior to the termination of this Agreement, a Competing Proposal shall have been publicly disclosed and not withdrawn, and (C) within twelve (12) months after the termination of this Agreement, the Company or any Company Subsidiary shall have entered into a definitive agreement with respect to any transaction specified in the definition of “Competing Proposal” or any such transaction is consummated, then the Company shall pay to Parent or its designee, within two (2) Business Days after the earlier of the date on which the Company or any Company Subsidiary (x) enters into such Contract or (y) consummates such transaction, the Company Termination Fee; provided that for purposes of this Section 7.02(b)(ii), the term “Competing Proposal” shall have the meaning assigned to such term, except that all percentages therein shall be changed to “50%”.

(c) Each of the Company, Parent and Sub acknowledges that (i) the agreements contained in this Section 7.02 are an integral part of the Transactions and (ii) without these agreements, Parent, Sub and the Company would not enter into this Agreement. In no event shall the Company be required to pay to Parent more than one Company Termination Fee pursuant to Section 7.02(b). Except in the case of fraud or the willful and material breach of this Agreement by the Company, in the event that Parent receives full payment of the Company Termination Fee pursuant to Section 7.02(b), the receipt of the Company Termination Fee shall be the sole and exclusive monetary remedy for any and all losses or damages suffered or incurred by Parent, Sub, any of their respective affiliates or any other person in connection with this Agreement (and the termination of this Agreement), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination.

Section 7.03 Amendment. Subject to Section 5.07(e), this Agreement may be amended by the Company, Parent and Sub by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the Acceptance

Time, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires approval by the holders of Shares without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 7.04 Waiver. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach or inaccuracy of the representations and warranties of the other contained in this Agreement or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the covenants or conditions contained in this Agreement; provided, however, that after the Acceptance Time, there may not be any extension or waiver of this Agreement that decreases the Merger Consideration or that adversely affects the rights of the holders of Shares hereunder without the approval of the holders of Shares at a duly convened meeting of the holders of Shares called to obtain approval of such extension or waiver. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01 Non-Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants and agreements of the parties contained this Agreement shall survive the Effective Time.

Section 8.02 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person or sent by facsimile transmission or e-mail (provided that telephonic confirmation of facsimile or e-mail transmission is obtained), (b) on the fifth (5th) Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by national overnight courier, in each case as follows (or at such other address for a party as shall be specified by like notice):

If to Parent or Sub:

Fortive Corporation

6920 Seaway Blvd

Everett, WA, 98203

Fax:                  (425) 446-5007

Attention:         Chris Elston (chris.elston@fortive.com)

                          Naomi Ogan (naomi.ogan@fortive.com)

with a copy to (for information purposes only):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Fax: (212) 446-4900

Attention:         Daniel Wolf (daniel.wolf@kirkland)

                          Jonathan Davis (jonathan.davis@kirkland.com)

If to the Company:

Landauer, Inc.

2 Science Road

Glenwood, IL 60425

Fax: (708) 755-7016

Attention: Michael P. Kaminski (mkaminski@landauer.com)

with copies to (for information purposes only):

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Telephone: (312) 853-7000

Fax: (312) 853-7036

Attention:         Larry A. Barden (lbarden@sidley.com)

                          Seth H. Katz (skatz@sidley.com)

Section 8.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.04 Entire Agreement. This Agreement (together with the Annexes, Exhibits, Company Disclosure Letter and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement.

Section 8.05 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment or transfer in violation of the preceding sentence shall be void.

Section 8.06 Parties in Interest. Except for (a) the rights of holders of Shares, Restricted Stock, Performance-Based Restricted Stock to receive payment in accordance with Article II, which shall be for the benefit of such holders and (b) Section 5.07, which shall be for the benefit of each Indemnified Party, such Indemnified Party’s heirs, executors or administrators and each Indemnified Party’s representatives, Parent, Sub and the Company hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement; provided, that the persons named in clauses (a) and (b) of this sentence shall be entitled to enforce their rights under this Agreement. The parties hereto further agree that the rights of third-party beneficiaries under clauses (a) and (b) of the preceding sentence shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties may be subject to waiver by the parties hereto in accordance with Section 7.04 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.07 Mutual Drafting; Interpretation; Headings. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: (a) the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; (c) the feminine gender shall include the masculine and neuter genders; and (d) the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and words of similar meaning, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or theory extends and such phrase shall not mean “if.” The term “made available” and words of similar import, when used in this Agreement, shall mean the relevant documents, instruments or materials were (i) provided in writing to the relevant party or (ii) posted and made available to Parent on the Merrill Datasite maintained by the Company for the purpose of the Transactions as of 12:01 a.m. Central time on September 6, 2017. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day. Except as otherwise indicated, all references in this Agreement to “Sections,” “Annexes” and “Exhibits” are intended to refer to Sections of this Agreement and the Annexes and Exhibits to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. The term “or” shall not be deemed to be exclusive. The words “hereof,” “herein”

and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. In this Agreement, references to “as of the date of this Agreement,” “as of the date hereof” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.08 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement and any legal Proceeding arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof.

(b) Each of the parties irrevocably agrees that any legal Proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Proceeding arising out of or relating to this Agreement or the Transactions. Each of the parties agrees not to commence any Proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described in this Agreement. Each of the parties further agrees that notice as provided in this Agreement shall constitute sufficient service of process, and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described in this Agreement for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Proceeding in any such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER,

(II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.08(c).

Section 8.09 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 8.10 Specific Performance.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. If on the Outside Date, there is a pending Proceeding that has been brought by a party hereto seeking the remedies provided for in this Section 8.10, then, without further action, the Outside Date shall be automatically extended until the date that is five (5) Business Days after the dismissal, settlement or entry of a final order with respect to such Proceeding.

(b) Each of the parties agrees that, (i) the seeking of remedies pursuant to this Section 8.10 shall not in any way constitute a waiver by any party seeking such remedies of its right to seek any other form of relief that may be available to it under this Agreement, including under Section 7.02, in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.10 are not available or otherwise are not granted, (ii) nothing set forth in this Agreement shall require a party to institute any Proceeding for (or limit a party’s right to institute any Proceeding for) specific performance under this Section 8.10 prior, or as a condition, to exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any Proceeding seeking remedies pursuant to this Section 8.10 or anything set forth in this Section 8.10 restrict or limit a party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter; (iii) no party shall require the other to post any bond or other security as a condition to institute any Proceeding for specific performance under this Section 8.10.

* * * * * * * *

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

FORTIVE CORPORATION

By:	/s/ Emily Weaver
Name:	Emily Weaver
Title:	Vice President

FERN MERGER SUB INC.

By:	/s/ Rajesh Yadava
Name:	Rajesh Yadava
Title:	Vice President

Merger Agreement

LANDAUER, INC.

By:	/s/ Michael P. Kaminski
Name:	Michael P. Kaminski
Title:	President and Chief Executive Officer

Merger Agreement

Annex I

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality terms no less favorable to the Company in the aggregate in the good faith judgment of the Company than those contained in the Confidentiality Agreement.

“Adjusted Outstanding Share Number” shall be, as of any time of determination, the sum of (a) the aggregate number of Shares outstanding at such time plus (b) an additional number of Shares equal to the aggregate number of Shares issuable upon the vesting (including vesting solely as a result of any of the Transactions), conversion, exchange or exercise, as applicable, of warrants and other rights to acquire, or securities convertible into or exchangeable for, Shares that are outstanding as of such time.

“affiliate” means, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the first-mentioned person.

“Aggregate Common Stock Consideration” means the product of the Merger Consideration and the number of Shares (including any Shares of Restricted Stock and Performance-Based Restricted Stock) issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.01(a)(ii) and other than Dissenting Shares).

“Aggregate Merger Consideration” means the sum of the Aggregate Common Stock Consideration.

“Aggregate Offer Consideration” means the product of the Offer Price multiplied by the number of Shares that Sub becomes obligated to purchase pursuant to the Offer.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws related to corruption and bribery, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and the UK Bribery Act of 2010.

“Antitrust Division” means the Antitrust Division of the Department of Justice.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in New York, New York.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Material Adverse Effect” means any change, circumstance, development, state of facts, event or effect (each an “Effect”) that has had, or would reasonably be expected to have, individually or in the aggregate together with all other Effects, a material adverse effect on the business, financial condition or continuing results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following, and no Effect arising out of or resulting from the following shall constitute or be taken into account in determining whether there has been, a “Company Material Adverse Effect”: (a) the entry into or the announcement or pendency of this Agreement or the Transactions or the consummation of the Transactions, in each case, including (i) by reason of the identity of, or any facts or circumstances relating to, Parent, Sub or any of their respective affiliates and (ii) by reason of any communication by Parent or any of its affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of the Company and the Company Subsidiaries following the Effective Time; provided, that with respect to references to “Company Material Adverse Effect” in the representations and warranties set forth in Section 3.04, the exception in this subclause (a) shall not apply; (b) any Effect affecting the economy or the financial, credit or securities markets in the United States or elsewhere in the world (including interest rates and exchange rates) in geographies where the Company or any of the Company Subsidiaries operates generally or any Effect affecting any business or industries in which the Company or any of the Company Subsidiaries operates; (c) the suspension of trading in securities generally on the NYSE; (d) any change in applicable Law or the interpretation thereof; (e) any change in GAAP or accounting standards or the interpretation of any of the foregoing; (f) any action taken by the Company or any of the Company Subsidiaries that is required by this Agreement or with Parent’s written consent or at Parent’s written request; (g) the commencement, occurrence, continuation or escalation of any armed hostilities or acts of war (whether or not declared) or terrorism; (h) any actions or claims made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company, but in any event only in their capacities as current or former stockholders) arising out of this Agreement or any of the Transactions; (i) the existence, occurrence or continuation of any weather-related or force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity; or (j) any changes in the market price or trading volume of the Shares, any changes in the ratings or the ratings outlook for the Company or any of the Company Subsidiaries by any applicable rating agency, any changes in any analyst’s recommendations or ratings with respect to the Company or any of the Company Subsidiaries or any failure of the Company to meet any internal or public projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial results for any period ending on or after the date of this Agreement (it being understood that the exceptions in this clause (j) shall not prevent or otherwise affect the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (a) through (i)) from being taken into account in determining whether a Company Material Adverse Effect has occurred) (provided, that this clause (j) shall not be construed as implying that the Company is making any representation or warranty with respect to any internal or public projections, budgets, guidance, forecasts or estimates of revenues, earnings or other financial results for any period); provided, that the exceptions in subclauses (b), (d), (e), (g), and (i) shall not apply to the extent that such Effect has a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, compared to other companies operating in the same industries in which the Company and the Company Subsidiaries operate.

“Company Recommendation” means the recommendation of the Company’s board of directors that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

“Company Related Party” means (i) a person who owns directly or indirectly at least 25% of the equity of the Company, any of the Company Subsidiaries or any of the other Joint Venture Entities, but cannot be fully consolidated in the Company’s reporting group under GAAP or International Financial Reporting Standards (such person, a “JV Partner”), or (ii) any person that has a direct or indirect equity interest of more than 25% in a JV Partner or has dominating influence over a JV Partner.

“Company Representatives” means the Company’s and each of the Company’s wholly owned Subsidiary’s directors, officers, investment bankers, accountants, counsel or other advisors or representatives (in the case of such other advisors or representatives, to the extent such advisors or representatives are engaged by the Company in connection with the Transactions).

“Company Stock Plans” means the Company’s Incentive Compensation Plan, the Company’s Incentive Compensation Plan, as amended and restated on November 12, 2014 and the Company’s 2016 Incentive Compensation Plan.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Termination Fee” means an amount in cash equal to $23,090,000.

“Competing Proposal” means, other than the Transactions, any proposal or offer from any person or group of persons (other than Parent, Sub or any of their respective affiliates) for (a) the direct or indirect acquisition (whether by merger, consolidation, equity investment, acquisition of equity securities of a Company Subsidiary, joint venture, recapitalization, reorganization or otherwise) of more than twenty percent (20%) of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, (b) the acquisition in any manner, directly or indirectly, by such person or group of persons of more than twenty percent (20%) of any class of equity securities of the Company or (c) any merger, consolidation, share exchange, recapitalization, liquidation, dissolution or similar transaction that would result in such person or group of persons beneficially owning, directly or indirectly, more than 20% of the voting power of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity (other than holders of Shares prior to such event) (or any securities convertible into, or exchangeable for, securities representing such voting power). As used in this Agreement, the term “group” shall have the meaning set forth in Rule 13d-3 of the Exchange Act.

“Confidentiality Agreement” means the letter regarding confidentiality between the Company and Fluke Corporation dated June 27, 2017.

“Contract” means any legally binding agreement, contract, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan, evidence of Indebtedness, letter of credit, settlement agreement, franchise agreement, covenant not to compete, employment agreement, license, purchase or sale order or other legal commitment to which a person is a party or to which the properties or assets of such person are subject.

“Copyrights” means United States and non-United States copyrights and mask works (as defined in 17 U.S.C. §901) and registrations and pending applications to register the same.

“Environmental Laws” means all Laws that (a) regulate or relate to pollution, the protection or clean up of the environment, public or occupational safety and health in respect of Hazardous Substances, or the use, manufacture, sale, marketing, installation, distribution, testing, repair, treatment, storage, transportation, handling, exposure of persons to, disposal or arranging for disposal or release of Hazardous Substances or products containing Hazardous Substances or (b) impose liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or standards of care with respect to any of the foregoing.

“Environmental Permit” means any Permit, registration, identification number, license or other authorization issued or required under any applicable Environmental Law.

“ERISA Affiliate” means any person that, together with another person, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Ex-Im Laws” means all applicable Laws and regulations related to the export, reexport, transfer, retransfer, deemed export, or import of goods, services, technology, software, software source code, or any other items, including the U.S. Export Administration Regulations and the International Traffic in Arms Regulations; U.S. import and customs Laws; export controls administered by the Nuclear Regulatory Commission or U.S. Department of Energy; and U.S. antiboycott Laws.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FTC” means the Federal Trade Commission.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any national, federal, state, county, municipal or local government, or other governmental or regulatory body or political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government.

“Hazardous Substances” means any toxic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or any other substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation or for which liability or standards of care are imposed under any Environmental Law, including petroleum (including crude oil or any fraction thereof), asbestos, radioactive materials and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means all (a) indebtedness of the Company or any of the Company Subsidiaries for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), other than indebtedness for borrowed money between the Company and any of the Company Subsidiaries or between the Company Subsidiaries; (b) obligations of the Company or any of the Company Subsidiaries

evidenced by bonds, notes, debentures, letters of credit or similar instruments; (c) obligations of the Company or any of the Company Subsidiaries under capitalized leases as defined pursuant to GAAP as of the date hereof; (d) obligations in respect of interest rate and currency obligation swaps, hedges or similar arrangements (other than foreign exchange hedges entered into with respect to non-monetary assets or liabilities reflected on the consolidated balance sheet of the Company and the Company Subsidiaries); and (e) obligations of the Company or any of the Company Subsidiaries to guarantee any of the foregoing types of payment obligations on behalf of any person other than the Company or any of the Company Subsidiaries.

“Insurance Policies” means all material insurance policies and arrangements held, as of the date of this Agreement, by or for the benefit of the Company, any Company Subsidiary, or the business, assets or properties owned, leased or operated by the Company or any Company Subsidiary.

“Intellectual Property Contracts” means all Contracts (i) under which the Company or any Company Subsidiary uses or licenses any material Intellectual Property Rights owned by any other Person, other than Off-The-Shelf Software and any such Contracts with respect to which the amount paid by the Company and the Company Subsidiaries is less than $250,000 annually and (ii) under which the Company or any Company Subsidiary has granted to any Person any right or interest in any material Intellectual Property Right owned by any of the Company or its Subsidiaries that otherwise materially affects the Companies’ use of or rights in any material Intellectual Property (including settlement agreements and covenants not to sue), except any Contracts with respect to which the amount received by the Company and the Company Subsidiaries is less than $250,000.

“Intervening Event” means a material development or material change in circumstances arising after the execution and delivery of this Agreement (or if such material development or material change in circumstances arose on or prior to the execution and delivery of this Agreement, the material consequences of which are not known to the Company’s board of directors as of the execution and delivery of this Agreement), in each case, that was not reasonably foreseeable by the Company’s board of directors and that relates to the Company or the Company Subsidiaries but does not relate to any Competing Proposal;

“Joint Venture Entity” means any person in which the Company or any Company Subsidiary holds any Equity Interests, except for passive holdings representing less than 1% of the outstanding voting securities of publicly traded entities and that are held for investment purposes.

“knowledge” means, (a) with respect to the Company, the knowledge of the individuals, after due inquiry, listed in Section 1.01 of the Company Disclosure Letter (without independent investigation), and (b) with respect to Parent, the actual (but not constructive or imputed) knowledge of the individuals listed in Section 1.01 of the disclosure letter that has been delivered by Parent to the Company prior to the execution of this Agreement (without independent investigation).

“Law” means any federal, state, local or foreign law, statute, code, directive, ordinance, rule, regulation, order, judgment, writ, guidance, stipulation, award, injunction or decree.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Company Subsidiary.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Company Subsidiary holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any Company Subsidiary thereunder.

“Liability” means any direct or indirect liability, Indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, whether accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, restriction, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law.

“Material Lease” means a Lease with annual rent in excess of $100,000.

“NYSE” means the New York Stock Exchange.

“Off-The-Shelf Software” means commercially available, unmodified, “off-the-shelf” software obtained from a third party other than software obtained from a third party which obligates the Company or any of the Company Subsidiaries to pay continuing royalties or annual maintenance fees in excess of $50,000 per year to such third party.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Company Subsidiary.

“Patents” means United States and non-United States patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) and improvements thereto.

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or that arise in the ordinary course of business for amounts which are not due and payable, (c) Liens securing Indebtedness or liabilities that are reflected in the Company SEC Documents filed on or prior to the date of this Agreement or that the Company or any Company Subsidiary is permitted to incur under Section 5.01, (d) easements, rights of way, overlaps, encroachments and any similar matters of record which do not or would not materially adversely impair the current use of the subject real property, (e) Liens imposed or promulgated by Law with respect to real property and improvements, including building codes and zoning regulations and (f) such other Liens that, individually or in the aggregate, would not reasonably be material to the Company and the Company Subsidiaries, taken as a whole.

“person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity (including any person as defined in Section 13(d)(3) of the Exchange Act).

“Protected Information” means any information, in any form, that: (i) relates to an individual or that identifies or could reasonably be used to identify an individual; and (ii) is governed, regulated or protected by one or more Laws.

“Sanctions Laws” means all U.S. and non-U.S. Laws or restrictive measures relating to economic or trade sanctions administered or enforced by the United States (including by the U.S. Department of Foreign Assets Control (“OFAC”), the U.S. Department of State, and the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council, the European Union, any EU Member State, or any other relevant Governmental Entity.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer software programs, including databases, tool sets, compilers, higher level or “proprietary” languages and related documentation and materials, whether in source code or object code form, excluding any of the foregoing that is generally available subject to “shrink wrap”, “click through” or similar commercial licenses, or that is available for download from the Internet, whether or not for a fee.

“Subsidiary” of any person means another person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first person or by one or more of its Subsidiaries.

“Superior Proposal” means a bona fide written Competing Proposal (with all percentages in the definition of Competing Proposal increased to fifty percent (50%)) made by any person after the execution and delivery of this Agreement that was not obtained or made as a result of a breach (other than breaches of the timing requirements in Section 5.03(a) that are immaterial in nature and effect) of the provisions of Section 5.03 by the Company, the Company Subsidiaries, the respective directors and officers of the Company and each wholly owned Company Subsidiary or the Other Company Representatives (as if, for purposes of this definition only, all such Other Company Representatives were bound directly by the restrictions set forth in Section 5.03)) and that is on terms that the Company’s board of directors determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, and considering such factors that the Company’s board of directors considers relevant, including financial, legal, regulatory, financing and other aspects of the proposal, the person or persons making the proposal and other factors, is more favorable to the Company’s stockholders from a financial perspective than the Transactions.

“Tax” and “Taxes” means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, stamp, franchise, employment, payroll, withholding, social security (or similar, including FICA), alternative or add-on minimum or any other tax, custom, duty, governmental fee or other assessment or charge in the nature of a tax, whether disputed or not, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

“Tax Return” means any return, report or similar statement filed or required to be filed with respect to any Tax including any information return, claim for refund, amended return or declaration of estimated Tax, and any attachments to any of the foregoing.

“Trademarks” means United States, state and non-United States trademarks, service marks, trade names, designs, logos, slogans and general intangibles of like nature, and pending registrations and applications to register the foregoing.

“Trade Secrets” means trade secrets and confidential ideas, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence.

“Transfer Taxes” means all transfer, sales, use, value added, documentary, stamp duty, registration, indirect real property transfer, conveyance, excise, recording, license and other similar Taxes and fees, including any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

“WARN Act” means the Workers Adjustment and Retraining Notification Act, as well as any similar applicable state, local, or foreign Law.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
2017 Bonuses	Section 5.09(b)
2018 Bonus Plan Participants	Section 5.09(b)
2018 Bonuses	Section 5.09(b)
Acceptance Time	Section 1.01(a)
Agreement	Preamble
Antitrust Laws	Section 3.04(b)
Bankruptcy and Equity Exception	Section 3.03(a)
Book-Entry Shares	Section 2.01(a)(i)
Certificate	Section 2.01(a)(i)
Certificate of Merger	Section 1.05
Change of Company Recommendation	Section 5.03(c)
Closing	Section 1.04
Closing Date	Section 1.04

Company	Preamble
Company 401(k) Plans	Section 5.09(e)
Company Benefit Plan	Section 3.12(a)
Company Bylaws	Section 3.01(b)
Company Charter	Section 3.01(b)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Financial Statements	Section 3.06
Company Intellectual Property Rights	Section 3.17(a)
Company Material Contract	Section 3.18(b)
Company Permits	Section 3.05(a)
Company Preferred Stock	Section 3.02(a)
Company SEC Documents	Section 3.06
Continuing Employees	Section 5.09(a)
Credit Agreement	Section 5.17
D&O Insurance	Section 5.07(b)
DGCL	Recitals
Dissenting Shares	Section 2.04
Dissenting Stockholder	Section 2.04
Effective Time	Section 1.05
Equity Interests	Section 3.02(d)
ERISA	Section 3.12(a)
Exchange Fund	Section 2.02(a)
FDA	Section 3.05(c)
Financing Uses	Section 4.07
Foreign Benefit Plan	Section 3.12(a)
Identified Stockholder	Recitals
Indemnified Liabilities	Section 5.07(a)
Indemnified Party	Section 5.07(a)
Intellectual Property Rights	Section 3.17(a)
IRS	Section 3.12(c)
JV Organizational Documents	Section 3.01(c)
Merger	Recitals
Merger Consideration	Section 2.01(a)(i)
Minimum Tender Condition	Annex II
Notice of Change of Recommendation	Section 5.03(d)(ii)
Offer	Recitals
Offer Closing	Section 1.01(a)
Offer Conditions	Section 1.01(a)
Offer Documents	Section 1.01(b)
Offer Price	Recitals
Other Company Representatives	Section 5.3(a)
Outside Date	Section 7.01(b)
Parent	Preamble
Parent Plan	Section 5.09(a)

Paying Agent	Section 2.02(a)
Performance-Based Restricted Stock	Section 2.03(a)
Permit	Section 3.05(a)
Proceeding	Section 3.11
Related Party Financing	Section 3.02(h)
Restricted Stock	Section 2.03(a)
Sarbanes-Oxley Act	Section 3.06
Schedule 14D-9	Section 1.02(b)
Schedule TO	Section 1.01(b)
SEC Transaction Documents	Section 3.07
Shares	Section 2.01(a)(i)
Specified Date	Section 3.02(a)
Stockholder List Date	Section 1.02(c)
Sub	Preamble
Subsidiary Organizational Documents	Section 3.01(c)
Surviving Corporation	Section 1.03
Takeover Statute	Section 3.21
Tender and Support Agreement	Recitals
Transactions	Recitals

Annex II

CONDITIONS TO THE OFFER

Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to, and Parent shall not be required to cause Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer if:

(a) there shall have not been validly tendered and not validly withdrawn prior to the expiration of the Offer that number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not actually been delivered in settlement or satisfaction of such guaranteed prior to the expiration of the Offer) that, when added to the Shares directly or indirectly owned by Parent and its wholly owned Subsidiaries, would represent at least a majority of the Adjusted Outstanding Share Number as of the expiration of the Offer (the “Minimum Tender Condition”);

(b) any applicable waiting period (or any extensions thereof) under the HSR Act relating to the purchase of Shares pursuant to the Offer or the consummation of the Merger shall not have expired or been terminated;

(c) any of the following conditions shall have occurred and be continuing as of the expiration of the Offer:

(i) a Governmental Entity of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Law, order, injunction or decree that is in effect and renders the making of the Offer or the consummation of the Offer or the Merger illegal, or prohibits, enjoins or otherwise prevents the Merger; provided, however, that the condition in this clause shall not be available to Parent or Sub if the failure of Parent or Sub to fulfill its obligations pursuant to Section 5.05 results in the failure of this condition to be satisfied;

(ii) (A) (i) any of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company set forth in the first sentence of Section 3.01(a) and Section 3.01(b), Section 3.02(a), Section 3.02(b), Section 3.02(d)(i), Section 3.02(d)(ii), Section 3.02(e)(i), Section 3.02(e)(ii), Section 3.02(f), Section 3.03, Section 3.09(b), Section 3.22 and Section 3.23, without regard to materiality or Company Material Adverse Effect qualifiers contained within such representations and warranties (other than the use of the qualifier “material” in the term “Company Material Contract”), shall not have been true and correct except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties of the Company set forth in the first sentence of Section 3.01(a) and Section 3.01(b), Section 3.02(d)(ii), Section 3.02(e)(ii), Section 3.02(f), Section 3.03, Section 3.22 and Section 3.23 shall not have been true and correct in all material respects; (iii) the representations and warranties of the Company set forth in Section 3.02(a), Section 3.02(b), Section 3.02(d)(i) and Section 3.02(e)(i) shall not have been true and correct in all respects (disregarding only de

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minimis inaccuracies); and (iv) the representations and warranties of the Company set forth in Section 3.09(b) shall not have been true and correct in all respects; in the case of each of clause (i), (ii), (iii) and (iv) as of the date of the expiration of the Offer as though made on and as of such date (except to the extent expressly made as of a specific date, in which case as of such specific date);

(iii) the Company shall have failed to perform or comply in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it;

(iv) Parent shall not have received a certificate signed on behalf of the Company by an executive officer of the Company as to the satisfaction of the conditions in clauses (c)(ii), and (c)(iii) of this Annex II; or

(v) this Agreement shall have been terminated in accordance with its terms.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Sub to extend, terminate or modify the Offer pursuant to the terms and conditions of this Agreement.

The foregoing conditions (other than the Minimum Tender Condition) are for the sole benefit of Parent and Sub and, subject to the terms and conditions of this Agreement and applicable Law, may be waived by Parent and Sub, in whole or in part, at any time and from time to time in their sole discretion (other than the Minimum Tender Condition). The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

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Exhibit A

FORM OF AGREEMENT TO TENDER

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of September 6, 2017, is by and among FORTIVE CORPORATION, a Delaware corporation (“Parent”), FERN MERGER SUB INC., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Sub”), and the entity set forth on Schedule A hereto (the “Shareholder”), solely in its capacity as a shareholder of the Company.

WHEREAS, as of the date hereof, the Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of common stock, par value $0.10 per share (“Common Stock”), of Landauer, Inc., a Delaware corporation (the “Company”), set forth opposite the Shareholder’s name on Schedule A (all such shares set forth on Schedule A, together with any Shares that are hereafter issued to or otherwise acquired or owned by the Shareholder prior to the termination of this Agreement being referred to herein as the “Subject Shares”);

WHEREAS, Parent, Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof and as it may be amended from time to time (the “Merger Agreement”), which provides, among other things, for Sub to commence a tender offer for all of the issued and outstanding Shares (the “Offer”) and the merger of the Company and Sub (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Sub have required that the Shareholder, and as an inducement and in consideration therefor, the Shareholder (in the Shareholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO TENDER

1.1 Agreement to Tender. Subject to the terms of this Agreement, the Shareholder agrees to validly tender or cause to be tendered in the Offer all of the Shareholder’s Subject Shares owned by the Shareholder as of the date of such tender (the “Tender Date”) pursuant to and in accordance with the terms of the Offer, free and clear of all Encumbrances (other than any applicable restrictions on transfer under the Securities Act). Without limiting the generality of the foregoing, as promptly as practicable after, but in no event later than (10) Business Days after, the commencement (within the meaning of Rule 14d-2 promulgated under the Exchange Act) of the Offer, the Shareholder shall (i) deliver pursuant to the terms of the Offer (A) if the Shareholder’s Subject Shares are certificated, a letter of transmittal with respect to such Subject Shares complying with the terms of the Offer and Certificate(s) representing such Subject Shares (or deliver an affidavit of loss in lieu thereof) and (B) all other documents or instruments required to be delivered by all other Company shareholders pursuant to the terms of the Offer, or (ii) cause the Shareholder’s broker or such other Person that is the holder of record of any such Subject Shares beneficially owned by the Shareholder to tender such Subject Shares pursuant to and in accordance with clause (i) of this Section 1.1 and the terms of the Offer. If the Shareholder acquires any Subject Shares after the Tender Date, the Shareholder shall tender into the Offer such Subject Shares prior to the earlier of (x) five (5) Business Days following the date that the Shareholder shall acquire such Subject Shares and (y) the expiration date of the Offer. The Shareholder agrees that, once the Shareholder’s Subject Shares are tendered, the Shareholder will not withdraw any of such Subject Shares from the Offer, unless and until (A) the Offer shall have been terminated in accordance with the terms of the Merger Agreement, or (B) this Agreement shall have been terminated in accordance with its terms. Notwithstanding anything herein to the contrary, if the Offer is terminated or withdrawn, or the Merger Agreement is terminated prior to the purchase of the Subject Shares in the Offer, Parent shall promptly return, and shall cause any depository to return, all the Subject Shares tendered by the Shareholder in the Offer.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

The Shareholder represents and warrants to Parent and Sub that:

2.1. Authorization; Binding Agreement. The Shareholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or constituted (to the extent such concepts are recognized in such jurisdiction) and the consummation of the transactions contemplated hereby are within the Shareholder’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational actions on the part of the Shareholder and (b) the Shareholder has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by the Shareholder, and constitutes a legal, valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) general principles of equity governing the availability of equitable remedies (collectively, the “Bankruptcy and Equity Exception”).

2.2. Non-Contravention. None of the execution, delivery or performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby will (i) conflict with or violate any provision of the Shareholder’s organizational documents, or (ii) except as may be required by federal securities law, require any consent or approval under, violate, conflict with, result in any breach of or any loss of any

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benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance upon any of the Subject Shares pursuant to, any Contract, order or other instrument binding on the Shareholder, except, in each case, for matters that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or impair the consummation by the Shareholder of the transactions contemplated by this Agreement or otherwise adversely impact the Shareholder’s ability to perform its obligations hereunder.

2.3. Ownership of Subject Shares; Total Shares. The Shareholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Shareholder’s Subject Shares and has good and marketable title to such Subject Shares free and clear of any Liens or other restrictions whatsoever on title, transfer or exercise of any rights of a shareholder in respect of such Subject Shares (collectively, “Encumbrances”), except (a) as provided hereunder or in that certain Support Agreement, dated as of January 10, 2017 (the “Support Agreement”), by and among the Company, the entities and natural persons listed on Schedule A thereto and their Affiliates (as defined therein) or (b) pursuant to any applicable restrictions on transfer under the Securities Act. The Subject Shares listed on Schedule A opposite the Shareholder’s name constitute all of the Shares beneficially owned by the Shareholder as of the date hereof, and the Shareholder neither holds nor has any beneficial ownership in any other Equity Interest in the Company or any Company Subsidiary. Except pursuant to this Agreement, no person has any contractual or other right or obligation to purchase or otherwise acquire any of the Shareholder’s Subject Shares.

2.4. Voting Power. The Shareholder has full voting power (subject to the terms of the Support Agreement), with respect to the Shareholder’s Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shareholder’s Subject Shares. None of the Shareholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder or in the Support Agreement.

2.5. Reliance. The Shareholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of the Shareholder’s own choosing. The Shareholder understands and acknowledges that Parent and Sub are entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.

2.6 Absence of Litigation. With respect to the Shareholder, as of the date hereof, there is no Proceeding pending against, or, to the knowledge of the Shareholder, threatened against the Shareholder or any of the Shareholder’s properties or assets (including the Subject Shares) that could reasonably be expected to prevent or materially delay or impair the consummation by the Shareholder of the transactions contemplated by this Agreement or otherwise adversely impact the Shareholder’s ability to perform its obligations hereunder.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Each of Parent and Sub represent and warrant to the Shareholder, jointly and severally, that:

3.1. Organization; Authorization. Each of Parent and Sub is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of Parent and Sub has the requisite corporate or other legal entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by them of the transactions contemplated hereby have been duly authorized by all necessary corporate or other legal entity action on the part of Parent and Sub, and no other corporate or other legal entity proceedings on the part of Parent or Sub are necessary to authorize the execution, delivery and performance by Parent and Sub of this Agreement or the consummation by Parent or Sub of the transactions contemplated hereby.

3.2. Binding Agreement. This Agreement has been duly executed and delivered by Parent and Sub and (assuming the due authorization, execution and delivery of this Agreement by the Shareholder) this Agreement constitutes, and when executed and delivered such other agreements and instruments will constitute, the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

ARTICLE IV

ADDITIONAL COVENANTS OF THE SHAREHOLDER

The Shareholder hereby covenants and agrees that until the termination of this Agreement:

4.1. Voting of Subject Shares; Proxy.

(a) Subject to the terms of this Agreement, during the time this Agreement is in effect, at every annual or special meeting of the Company’s shareholders called, and at every adjournment or postponement thereof, the Shareholder shall, or shall cause the holder of record on any applicable record date to, include the Shareholder’s Subject Shares in any computation for purposes of establishing a quorum at any such meeting of Company’s shareholders and vote the Shareholder’s Subject Shares (to the extent that any of the Subject Shares are not purchased in the Offer and to the extent such matters are submitted for a vote at such meeting) (the “Vote Shares”) (i) in favor of (A) approval of the Merger Agreement and the transactions contemplated thereunder and (B) approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the Merger Agreement or such other transaction on the date on which such meeting is held and (ii), to the extent it is submitted for a vote at such meeting, against (A) any Competing Proposal or (B) any action, proposal, transaction or agreement that would reasonably be expected to result in the occurrence of any condition set forth in Annex II to the Merger Agreement or result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Shareholder under this Agreement (including any proposal to change in any manner the voting rights of the Subject Shares).

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Subject to the foregoing, the Shareholder shall retain at all times the right to vote the Subject Shares in the Shareholder’s sole discretion, and without any other limitation, on any matters other than those set forth herein that are at any time or from time to time presented for consideration to the Company’s shareholders generally.

(b) Subject to the terms of this Agreement, during the time this Agreement is in effect, the Shareholder hereby irrevocably grants to, and appoints, Parent and any senior executive officer thereof, the Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Shareholder, to attend any meeting of the Company’s shareholders on behalf of the Shareholder with respect to the matters set forth in Section 4.1(a), to include such Subject Shares in any computation for purposes of establishing a quorum at any such meeting of Company’s shareholders, and to vote all Vote Shares, or to grant a consent or approval in respect of the Vote Shares, in connection with any meeting of Company’s shareholders or any action by written consent in lieu of a meeting of Company’s shareholders in a manner consistent with the provisions of Section 4.1(a), in each case, in the event that (i) the Shareholder fails to comply with the obligations of the Shareholder set forth in Section 4.1(a) above, (ii) any Proceeding is commenced, or order entered, which challenges or impairs the enforceability or validity of the obligations of the Shareholder set forth in Section 4.1(a) or (iii) Parent notifies the Shareholder of its intent to exercise the proxy set forth in this Section 4.1(b). The Shareholder hereby affirms that the irrevocable proxy set forth in this Section 4.1(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section or in Section 5.2 hereof, is intended to be irrevocable in accordance with the provisions of Section 211(e) of the DGCL.

4.2. No Transfer; No Inconsistent Arrangements. Except as provided hereunder (including pursuant to Section 1.1 or Section 4.1) or under the Merger Agreement and until this Agreement is terminated, the Shareholder shall not, directly or indirectly, (i) create or permit to exist any Encumbrance, other than pursuant to any applicable restrictions on transfer under the Securities Act, on any such Subject Shares, (ii) transfer, sell, assign, gift, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any or all of the Shareholder’s Equity Interests in the Company, including any Subject Shares, or any right or interest therein (or consent to any of the foregoing), (iii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of such Subject Shares or any interest therein, (iv) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any such Subject Shares, (v) deposit or permit the deposit any of the Shareholder’s Equity Interests in the Company, including any Subject Shares, into a voting trust or enter into a voting agreement or arrangement with respect to any of such Equity Interests, including the Subject Shares, or (vi) take or permit any other action that would in any way restrict, limit or interfere with the performance of the Shareholder’s obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of the Shareholder herein untrue or incorrect. Any action taken in violation of the foregoing sentence shall be null and void ab initio and the Shareholder agrees that any such prohibited action may and should be enjoined. If any involuntary Transfer of any of the Subject Shares shall occur (including, but not limited to, a sale by the Shareholder’s trustee in any

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bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement. During the term of this Agreement, the Shareholder agrees that it shall not, and shall cause each of its affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) with respect to any Equity Interests in the Company for the purpose of opposing or competing with or taking any actions inconsistent with the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, the Shareholder may make Transfers of Subject Shares (a) to any affiliate of the Shareholder, in which case the Subject Shares shall continue to be bound by this Agreement and provided that any such transferee agrees in writing to be bound by the terms and conditions of this Agreement prior to the consummation of any such Transfer; or (b) as Parent may otherwise agree in writing in its sole discretion.

4.3. No Exercise of Appraisal Rights; Actions. The Shareholder (i) waives and agrees not to exercise any appraisal rights or dissenters’ rights in respect of the Shareholder’s Subject Shares that may arise with respect to the Merger and (ii) agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Sub, the Company or any of their respective successors challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement. For clarity, nothing in this Section 4.3 shall limit the rights of the Shareholder or its representatives to indemnification, exculpation or advancement of expenses under the Certificate of Incorporation or Bylaws (or comparable organizational documents) of the Company or any provision of the Merger Agreement or related agreement.

4.4. Documentation and Information. Except as required by applicable law (including without limitation the filing of a Schedule 13D or Schedule 13G or amendment thereto, as applicable, with the SEC which may include this Agreement as an exhibit thereto), the Shareholder shall not make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent; provided, however, that such consent shall not be required to the extent that any such announcement is consistent with the prior public announcements made by the Company in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby. The Shareholder consents to and hereby authorizes Parent and Sub to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or Sub reasonably determines to be necessary in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement, the Shareholder’s identity and ownership of the Subject Shares, the existence of this Agreement and the nature of the Shareholder’s commitments and obligations under this Agreement, and the Shareholder acknowledges that Parent and Sub may in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity. The Shareholder agrees to promptly give Parent any information it may reasonably require for the preparation of any such disclosure documents, and the Shareholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

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4.5 No Solicitation. (i) The Shareholder shall, and shall cause its Subsidiaries and its and their directors, officers and other representatives to, immediately cease and terminate any solicitations, discussions or negotiations with any persons that may be ongoing with respect to any Competing Proposal or any inquiries, proposals or offers that would reasonably be expected to lead to a Competing Proposal and (ii) from and after the date hereof until the earlier of the Acceptance Time and the termination of this Agreement, the Shareholder shall not, and shall cause its Subsidiaries and its and their directors, officers and other representatives not to, directly or indirectly, (A) initiate, solicit or knowingly facilitate or encourage the submission of any inquiries, proposals or offers that constitute, or that would reasonably be expected to lead to, a Competing Proposal, (B) furnish any non-public information regarding the Company or any Company Subsidiary to any third person in connection with or in response to any inquiries, proposals or offers that constitute, or that would reasonably be expected to lead to, Competing Proposal or (C) enter into, continue or participate in any discussions or negotiations with any third person relating to any inquiries, proposals or offers that constitute, or that would reasonably be expected to lead to, a Competing Proposal..

4.6 Adjustments. In the event (a) of reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction affecting the Subject Shares or (b) that the Shareholder shall become the beneficial owner of any additional Shares, then the terms of this Agreement shall apply to the Shares held by the Shareholder immediately following the effectiveness of the events described in clause (a) or the Shareholder becoming the beneficial owner thereof as described in clause (b), as though, in either case, they were Subject Shares hereunder. In the event that the Shareholder shall become the beneficial owner of any other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 4.1 hereof, then the terms of Section 4.1 hereof shall apply to such other securities as though they were Subject Shares hereunder.

ARTICLE V

MISCELLANEOUS

5.1. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person or sent by facsimile transmission or e-mail (provided that telephonic confirmation of facsimile or e-mail transmission is obtained), (b) on the fifth (5th) Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by national overnight courier, in each case as follows: (i) if to Parent or Sub, in accordance with the provisions of the Merger Agreement and (ii) if to the Shareholder, to the Shareholder’s address, facsimile number or e-mail address set forth on a signature page hereto, or to such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to each other party hereto.

5.2. Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the first to occur of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) the date of any material modification, waiver or amendment to any provision of the Merger Agreement that reduces the amount, changes the form or otherwise adversely affects the consideration payable to the Shareholder pursuant to the Merger Agreement as in effect on the date hereof, (iv) the mutual

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written consent of all of the parties hereto, and (v) a Change of Company Recommendation. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 5.2 shall relieve any party from liability for any willful and material breach of this Agreement prior to termination hereof and (y) the provisions of this Article V shall survive any termination of this Agreement.

5.3. Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

5.4. Expenses. All costs and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated.

5.5. Binding Effect; Benefit; Assignment. The Parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment or transfer in violation of the preceding sentence shall be void.

5.6. Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury. (a) This Agreement and any legal Proceeding arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof.

(b) Each of the parties irrevocably agrees that any legal Proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties agrees not to commence any Proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described in this Agreement. Each of the parties further agrees that notice as provided in this Agreement shall constitute sufficient service of process, and the parties

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further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described in this Agreement for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Proceeding in any such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.6(c).

5.7. Counterparts; Delivery by Facsimile or Email. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

5.8. Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement.

5.9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

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5.10. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. No party shall require the other to post any bond or other security as a condition to institute any Proceeding for specific performance under this this Section 5.10.

5.11 Mutual Drafting; Interpretation; Headings. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: (a) the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; (c) the feminine gender shall include the masculine and neuter genders; and (d) the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and words of similar meaning, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or theory extends and such phrase shall not mean “if.” If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day. Except as otherwise indicated, all references in this Agreement to “Sections, and “Exhibits” are intended to refer to Sections of this Agreement and the Exhibits to this Agreement. The term “or” shall not be deemed to be exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. In this Agreement, references to “as of the date of this Agreement,” “as of the date hereof” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.12. Further Assurances. Parent, Sub and the Shareholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform their respective obligations under this Agreement.

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5.13. No Agreement Until Executed. This Agreement shall not be effective unless and until (i) the Merger Agreement is executed by all parties thereto, and (ii) this Agreement is executed by all parties hereto.

5.14. Capacity as Shareholder. The Shareholder signs this Agreement solely in the Shareholder’s capacity as a shareholder of the Company, and not in any other capacity (including, without limitation, as a director, officer or employee of the Company) and, notwithstanding anything in this Agreement to the contrary, this Agreement shall not limit or otherwise affect the actions of the Shareholder or any affiliate, employee or designee of the Shareholder or any of its affiliates in its capacity, if applicable, as an officer or director of the Company, and no action taken in any such capacity as an officer or director of the Company shall be deemed to constitute a breach of this Agreement.

5.15 No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Sub any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Shareholder, and neither Parent nor Sub shall have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Shareholder in the voting of any of the Shares, except as otherwise provided herein.

[Signature Page Follows]

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The parties are executing this Agreement on the date set forth in the introductory clause.

FORTIVE CORPORATION

By:
Name:
Title:

FERN MERGER SUB INC.

By:
Name:
Title:

[Signature Page to Tender and Support Agreement]

GILEAD CAPITAL LP

By:
Name:
Title:

ADDRESS

[Signature Page to Tender and Support Agreement]

Schedule A

Name of Shareholder	No. Shares
Gilead Capital LP	525,361

A-1

Exhibit B

FORM OF CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LANDAUER, INC.

ARTICLE ONE

The name of the corporation is Landauer, Inc.

ARTICLE TWO

The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR

The total number of shares of stock which the corporation has authority to issue is one thousand (1,000) shares of Common Stock, par value one cent ($0.01) per share.

ARTICLE FIVE

The corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

B-1

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

ARTICLE EIGHT

No director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Eight shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE NINE

The corporation expressly elects not to be governed by §203 of the DGCL.

ARTICLE TEN

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

* * * * * * *